AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. THE COMPANY MAY ELECT TO SATISFY ITS OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF THE COMPANY’S SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

PRELIMINARY OFFERING CIRCULAR DATED JULY 8, 2024

ATOMBEAM TECHNOLOGIES INC.

AtomBeam Technologies Inc.

1036 Country Club Dr, Suite 200

Moraga, CA 94556

https://atombeamtech.com/

(415) 404-9888

UP TO 2,500,000 SHARES OF COMMON STOCK, PLUS UP TO 1,125,000 BONUS SHARES (1)

The minimum investment in this offering is 81 shares of Common Stock, or $648, plus the 3.5% transaction fee discussed below.

Investors in this offering will be required to grant a proxy to vote their shares to the Company’s Chief Executive Officer, and while the proxy is in effect they will have no voting rights except those required by Delaware law.

MAXIMUM OFFERING AMOUNT: $20,000,000

	Price to Public		Underwriting discount and commissions(2)	Proceeds to issuer before expenses
Price Per share	$8.00	(3)(5)	$0.28	$7.72
Start Engine processing fee per share(4)	$0.28		-
Price per share plus processing fee	$8.28		-

Total Maximum with processing fee(5)	$20,700,000		$700,000	$19,300,000	(4)

(1)	AtomBeam Technologies Inc. (the “Company”) is offering up to 2,500,000 shares of Common Stock, plus up to 1,125,000 additional shares of Common Stock eligible to be issued as bonus shares (the “Bonus Shares”) to investors based upon an investor’s investment level, whether an investor is entitled to the StartEngine Venture Club Bonus (f/k/a StartEngine OWNers Bonus), and whether the investors is a prior Company investor. Investor receiving the bonus shares will effectively receive a discount to our share price, and no additional consideration will be received by the Company for the issuance of Bonus Shares. If eligible for Bonus Shares, investors will receive the greater amount of Bonus Shares for which they are eligible and are not cumulative even if investors would qualify for multiple eligibility categories for receipt of Bonus Shares. See “Plan of Distribution” for further details.

(2)	The Company has engaged StartEngine Primary, LLC (“StartEngine Primary”) to act as an underwriter of this offering as set forth in “Plan of Distribution” and its affiliate StartEngine Crowdfunding, Inc. to perform administrative and technology-related functions in connection with this offering. The Company will pay a cash commission of 3.5% to StartEngine Primary on sales of the Common Stock. In addition, StartEngine Primary will be issued the number of shares of Common Stock equal to 1% of the gross proceeds sold in this offering (excluding Bonus Shares), rounded to the nearest whole share. Finally, the Company will pay a $15,000 advance fee for reasonable accountable out of pocket expenses actually anticipated to be incurred by StartEngine Primary. Any unused portion of this fee not actually incurred by StartEngine Primary will be returned to the Company. FINRA fees will be paid by the Company. This does not include processing fees paid directly to StartEngine Primary by investors. This does not include processing fees paid directly to StartEngine Primary by investors as discussed in footnote 4 below.

(3)	Does not include effective discount that would result from the issuance of Bonus Shares. See “Plan of Distribution” for further details.

(4)	Investors will be required to pay directly to StartEngine Primary a processing fee equal to 3.5% of the investment amount at the time of the investors’ subscription (excluding Bonus Shares). The processing fee shall not exceed $700 for any investor. See “Plan of Distribution” for additional discussion of this processing fee. Assuming the offering is fully subscribed (excluding Bonus Shares), investors would pay StartEngine Primary total processing fees of $700,000. This amount is included in the Total Maximum offering amount since it counts towards the rolling 12-month maximum offering amount that the Company is permitted to raise under Regulation A. However, it is not included in the gross proceeds received by the Company. The “Proceeds to issuer before expenses” includes payment of the cash commission as well as the processing fee.

(5)	We may issue up to 1,125,000 shares eligible to be issued as Bonus Shares for no additional consideration, assuming that 100% of investors achieve the highest level of Bonus Shares are issued. For more information on Bonus Shares, see the “Plan of Distribution.” Assuming this Offering is fully subscribed and the maximum number of Bonus Shares are issued, the effective purchase price per share would be $5.52 per share.

The Company expects that the amount of expenses of the offering that it will pay will be approximately $775,000 not including commissions or state filing fees.

The offering will terminate at the earlier of: (i) the date at which the maximum offering amount has been sold (ii) the date at which the offering is earlier terminated by the Company in its sole discretion or (iii) the date that is three years from the date in which this offering being qualified by the United States Securities and Exchange Commission (the “Commission”). At least every 12 months after this offering has been qualified by the Commission, the Company will file a post-qualification amendment to include the Company’s recent financial statements. The Offering covers an amount of securities that we reasonably expect to offer and sell within two years, although the offering statement of which this offering circular forms a part may be used for up to three years and 180 days under certain conditions.

The Company has engaged Bryn Mawr Trust Company of Delaware LLC as the escrow agent (the “Escrow Agent”) to hold funds tendered by investors. The Offering is being conducted on a best-efforts basis without any minimum target. Provided that an investor purchases shares in the amount of the minimum investment, $648 (81 shares), there is no minimum number of shares that needs to be sold in order for funds to be released to the Company and for this Offering to close, which may mean that the Company does not receive sufficient funds to cover the cost of this Offering. The Company may undertake one or more closings on a rolling. After each closing, funds tendered by investors will be made available to the Company. After the initial closing of the offering, the Company expects to hold closings on at least a monthly basis.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

GENERALLY NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, THE COMPANY ENCOURAGES YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, THE COMPANY ENCOURAGES YOU TO REFER TO www.investor.gov.

This offering is inherently risky. See “Risk Factors” on page 4.

Sales of these securities commenced on approximately [________], 2024.

The Company is following the “Offering Circular” format of disclosure under Regulation A.

The price per share of the Common Stock has been arbitrarily determined by the Company.

In the event that the Company becomes a reporting company under the Securities Exchange Act of 1934, the Company intends to take advantage of the provisions that relate to “Emerging Growth Companies” under the JOBS Act of 2012. See “Summary -- Implications of Being an Emerging Growth Company.”

In this Offering Circular, the term “AtomBeam”, “AtomBeam Technologies”, “we”, “us” or “the Company” refers to AtomBeam Technologies Inc.

Other than in the table on the cover page, dollar amounts have been rounded to the closest whole dollar.

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

SUMMARY

The Company

AtomBeam Technologies Inc. was organized in Delaware on August 17, 2017 as Drivewarp, LLC, the name under which it operated until January 29, 2019 when it changed its name and corporate form to a Delaware corporation. AtomBeam is a California-based software company that is developing an advanced software technology, Neurpac, formerly known as Compaction, that uses machine learning to reduce the size of individual internet of things (“IoT”) data files, and artificial intelligence (“AI”) software, Neurcom, for the reduction of the size of video, image and audio data files. IoT is the fastest growing major data category, and legacy compression algorithms are generally not able to effectively be applied to the reduction of individual IoT messages, a critical factor in increasing the amount of real-time data that can be transmitted over a network. Neurpac’s unique characteristics also create the potential for its application to AI, which if successful would significantly increase the speed and general capabilities of AI systems. AtomBeam’s Neurcom product is an AI-driven software currently under development that has demonstrated the capability of increasing the reduction ratio of conventional video and audio codecs by a factor of over two times. The Company is performing under a contract with the U.S. Air Force for Neurcom and a U.S. Space Force contract for applying Neurpac to satellite data transmission.

The Offering

Securities Offered	Maximum of shares of 2,500,000 shares of Common Stock ($20,000,000), plus up to 1,125,000 additional shares of Common Stock eligible to be issued as Bonus Shares for no additional consideration.
Minimum Investment	$648.00 (81 shares of Common Stock)
Common Stock outstanding before the offering	12,069,854
Common Stock outstanding after the offering	15,695,854 shares assuming the issuance of all Bonus Shares available to investors in this offering.
Use of Proceeds	The net proceeds of this offering will be primarily used to for research and development, sales and marketing and general corporate purposes. See “Use of Proceeds.”
Risk Factors	Investing in our securities involves risks. See “Risk Factors” and other information included in this Offering Circular for a discussion of factors you should carefully consider before deciding to invest.

Implications of Being an Emerging Growth Company

We are not subject to the ongoing reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) because we are not registering our securities under the Exchange Act. Rather, we will be subject to the more limited reporting requirements under Regulation A, including the obligation to electronically file:

●	annual reports (including disclosure relating to our business operations for the preceding two fiscal years, or, if in existence for less than two years, since inception, related party transactions, beneficial ownership of the issuer’s securities, executive officers and directors and certain executive compensation information, management’s discussion and analysis (“MD&A”) of the issuer’s liquidity, capital resources, and results of operations, and two years of audited financial statements),

●	semiannual reports (including disclosure primarily relating to the issuer’s interim financial statements and MD&A), and

●	current reports for certain material events.

In addition, at any time after completing reporting for the fiscal year in which our offering statement was qualified, if the securities of each class to which this offering statement relates are held of record by fewer than 300 persons and offers or sales are not ongoing, we may immediately suspend our ongoing reporting obligations under Regulation A. If and when we become subject to the ongoing reporting requirements of the Exchange Act, as an issuer with less than $1.07 billion in total annual gross revenues during our last fiscal year, we will qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and this status will be significant. An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company we:

●	will not be required to obtain an auditor attestation on our internal controls over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

●	will not be required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);

●	will not be required to obtain a non-binding advisory vote from our shareholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);

●	will be exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

●	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A; and

●	will be eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under Section 107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under Section 107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended, or such earlier time that we no longer meet the definition of an emerging growth company. Note that this offering, while a public offering, is not a sale of common equity pursuant to a registration statement, since the offering is conducted pursuant to an exemption from the registration requirements. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1.07 billion in annual revenues, have more than $700 million in market value of our common stock held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.

Certain of these reduced reporting requirements and exemptions are also available to us due to the fact that we may also qualify, once listed, as a “smaller reporting company” under the Commission’s rules. For instance, smaller reporting companies are not required to obtain an auditor attestation on their assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or CEO pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

RISK FACTORS

The SEC requires the Company to identify risks that are specific to its business and its financial condition. The Company is still subject to all the same risks that all companies in its business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments (such as cyber-attacks and the ability to prevent those attacks). Additionally, early-stage companies are inherently more risky than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest.

Risks Related to the Company

The auditor has included a “going concern” note in the audited financials. The Company’s auditor has issued a “going concern” opinion on their financial statements, which means the Company may not be able to succeed as a business without additional financing. AtomBeam was incorporated in August 2017. It has generated a net loss of $2,469,003, $1,482,637 and $2,283,877 as of December 31, 2023, December 31, 2022 and December 31, 2021, respectively. The audit report states that the Company’s ability to continue as a going concern for the next twelve months is dependent upon its ability to generate cash from operating activities and/or to raise additional capital to fund its operations. The Company’s failure to raise additional short-term capital could have a negative impact on not only its financial condition, but also its ability to remain in business.

We are an early stage company and have not yet generated any profits. AtomBeam Technologies Inc. was formed on August 17, 2017. Accordingly, the Company has a limited history upon which an evaluation of its performance and future prospects can be made. Our current and proposed operations are subject to all business risks associated with new enterprises. These include likely fluctuations in operating results as the Company reacts to developments in its market, managing its growth and the entry of competitors into the market. We will only be able to pay dividends on any shares once our directors determine that we are financially able to do so. AtomBeam Technologies Inc. has incurred a net loss and has had limited revenues generated since inception. There is no assurance that we will be profitable in the next 3 years or generate sufficient revenues to pay dividends to the holders of the shares.

We anticipate sustaining operating losses for the foreseeable future. It is anticipated that we will sustain operating losses for the foreseeable future as we expand our team, continue with research and development, and strive to gain customers and gain market share in our industry. Our ability to become profitable depends on our ability to expand our customer base. There can be no assurance that this will occur. Unanticipated problems and expenses are often encountered in offering new products which may impact whether the Company is successful. Furthermore, we may encounter substantial delays and unexpected expenses related to development, technological changes, marketing, regulatory requirements and changes to such requirements or other unforeseen difficulties. There can be no assurance that we will ever become profitable. If the Company sustains losses over an extended period of time, it may be unable to continue in business.

Our technology continues to be developed, and it is unlikely that we will ever develop our technology to a point at which no further development is required. AtomBeam has and continues to develop complex technology that requires significant technical and regulatory expertise to develop, commercialize and update to meet evolving market and regulatory requirements. If we are unable to successfully develop and commercialize our technology and products, it will significantly affect our viability as a company.

We may need to raise additional financing to support our operations, but we cannot be sure that we will be able to obtain additional financing on terms favorable to us when needed. If we are unable to obtain additional financing to meet our needs, our operations may be adversely affected or terminated. We have limited financial resources. There can be no assurance that we will be able to obtain financing to fund our operations in light of factors beyond our control such as the market demand for our securities, the state of financial markets generally, and other relevant factors. Any sale of our Common Stock in the future may result in dilution to existing stockholders. Furthermore, there is no assurance that we will not incur debt in the future, that we will have sufficient funds to repay any future indebtedness or that we will not default on our future debts, which would thereby jeopardize our business viability. Finally, we may not be able to borrow or raise additional capital in the future to meet our needs or to otherwise provide the capital necessary to continue the development of our technology, which might result in the loss of some or all of your investment in our common stock.

If we experience rapid growth and we are not able to manage this growth successfully, this inability to manage the growth could adversely affect our business, financial condition, and results of operations. Rapid growth places a significant strain on our financial, operational, and managerial resources. While we engage in strategic and operational planning to adequately manage anticipated growth, there can be no assurance that we will be able to implement and subsequently improve operations and financial systems successfully and in a timely manner to fully manage our growth. There can be no assurance that we will be able to manage our growth and any inability to successfully manage growth could materially adversely affect our business, financial condition, and results of operation.

The Company depends on key personnel and faces challenges recruiting needed personnel. The Company’s future success depends on the efforts of its key personnel. To be successful, the Company requires capable people to run its day to day operations. As the Company grows, it will need to attract and hire additional employees in sales, marketing, design, development, operations, finance, legal, human resources and other areas. Depending on the economic environment and the Company's performance, we may not be able to locate or attract qualified individuals for such positions when we need them. We may also make hiring mistakes, which can be costly in terms of resources spent in recruiting, hiring and investing in the incorrect individual and in the time delay in locating the right employee fit. If we are unable to attract, hire and retain the right talent or make too many hiring mistakes, it is likely our business will suffer from not having the right employees in the right positions at the right time. This would likely adversely impact the value of your investment. In particular, the Company is significantly dependent on retaining its CEO, Charles Yeomans, its Chief Operating Officer, Chuba Udokwu, its Chief Revenue Officer, Kirk Byles, and its Chief Financial Officer, Rajiv Bhagat.

We face significant market competition. We compete with larger, established companies who currently have products on the market and/or various respective product development programs, including large telecommunications companies, satellite operators and other companies that are building additional bandwidth. They may have much better financial means and marketing/sales and human resources than us. They may succeed in developing and marketing competing equivalent products earlier than us, or create superior products than those developed by us. There can be no assurance that competitors will not render our technology or products obsolete or that the products developed by us will be preferred to any existing or newly developed technologies. It should further be assumed that competition will intensify.

We believe that our ability to compete successfully depends on a number of factors, including the type and quality of our products and the strength of our brand names, as well as many factors beyond our control. We may not be able to compete successfully against current or future competitors, and increased competition may result in price reductions, reduced profit margins, loss of market share and an inability to generate cash flows that are sufficient to maintain or expand the development and marketing of new products, any of which would adversely impact our results of operations and financial condition.

Reliance on a single service or product is risky and if we fail to convince potential customers to use our product, our Company may not be successful. All of our current services are variants of one type of service and/or product, specifically the reduction of the size of data with software for which standard data compression algorithms is either not effective or for which we believe that the Company’s software provides significantly superior performance. Compression algorithms are typically limited by their architecture to seeking repetitions of pattern within a single data file, or a batched group of files; the small size of files generated by machines generally makes the use of compression for individual files typically ineffective and thus compression is generally not used unless the application is not sensitive to latency, in which case multiple files can be grouped to make them large enough in aggregate for compression to be effective. This limitation does not apply to Neurpac, for which the size of the individual files is generally irrelevant to the performance of the software. For many types of data, Neurpac enables significant reduction of the size of files in real time, effectively increasing the available bandwidth for a given network for the transmission of machine generated data. The first version of the Company’s first commercial product, Neurpac, was released commercially as a Software as a Service (“SaaS”) in April 2024 and we have yet to receive revenue from it. Our second product, Neurcom, has not yet been released either as a software product or as a SaaS, and so the Company is currently reliant on the Neurpac as its only released product. Relying heavily on a single service or product can be risky, as changes in market conditions, technological advances, shifts in consumer preferences, or other changes can adversely impact the demand for the product or service, potentially leading to revenue declines or even business failure. Some of our products are still in the prototype phase and might never be operational products. Even if we develop an operational product, the product may never be used to engage in transactions, or its use may be far more limited than the Company anticipates. It is possible that the failure to release the product is the result of a change in business model upon the Company's making a determination that the business model, or some other factor, will not be in the best interest of the Company and its stockholders.

Developing new products and technologies entails significant risks and uncertainties. We have only recently released the first version of our Neurpac product as a SaaS. As its a first version we intend to continue to build on this product and improve on its capabilities. Further we plan to continue to innovate and to opportunistically look at ways to build on existing technology, for instance using our code word ideas in the artificial intelligence space (see “The Company’s Business – Other Developments” below). There are substantial risks and uncertainties associated with these efforts, both in the development of these new products and services, as well as the execution and delivery of these products and services to our customers. We may invest significant time and resources into these endeavors, and there is no guarantee we will be successful in our development and/or launch of such products and services. Initial timetables for the introduction and development of such new products or services may not be achieved and price and profitability targets may not prove feasible. We may not be successful in introducing these new products and services in response to industry trends or developments in technology, or those new products may not achieve market acceptance. As a result, we could lose business, be forced to price products and services on less advantageous terms to retain or attract clients, or be subject to cost increases. For instance, delays or cost overruns in the development of instantiation of our software as a SaaS and failure of the product to meet our performance estimates may be caused by, among other things, unanticipated technological hurdles, changes to design, and regulatory hurdles. Any of these events could materially and adversely affect our operating performance and results of operations.

In order for the Company to compete and grow, it must attract, recruit, retain and develop the necessary personnel who have the needed experience. Recruiting and retaining highly qualified personnel, consultants and advisors is critical to our success. These demands may require us to hire additional personnel, consultants and advisors and will require our existing management personnel to develop additional expertise. We face intense competition for personnel, consultants and advisors. The failure to attract and retain personnel, consultants and advisors or to develop such expertise could delay or halt the development and commercialization of our product candidates. Specifically, our software is classed as middleware, which requires users to integrate it into their existing software. This limits the accessibility of the software to engineers who have the technological sophistication to undertake this integration process, and costs money and time, which may limit the appeal of AtomBeam’s product to the broader market. If we experience difficulties in hiring and retaining personnel in key positions, or in hiring consultants and advisors, we could suffer from delays in product development, loss of customers and sales and diversion of management resources, which could adversely affect operating results. Our consultants and advisors may be employed by third parties and may have commitments under consulting or advisory contracts with third parties that may limit their availability to us.

We rely on other companies to provide certain hardware and software for our products. We depend on these suppliers and subcontractors to meet our contractual obligations to our customers and conduct our operations. While we are not dependent on any one supplier for any of our hardware or software, our ability to meet our obligations to our customers may be adversely affected if suppliers or subcontractors do not provide the agreed-upon supplies or perform the agreed-upon services in compliance with customer requirements and in a timely and cost-effective manner. Likewise, the quality of our products may be adversely impacted if companies to whom we delegate manufacture of major components or subsystems for our products, or from whom we acquire such items, do not provide major components and subsystems which meet required specifications and perform to our and our customers’ expectations. If we encounter problems with one or more of these parties and they fail to perform to expectations, it could have a material adverse impact on the Company. These include various systems such as Jira, Amazon Web Services, Microsoft Office and other systems used by the Company.

We rely on third parties to provide services essential to the success of our business. We rely on third parties to provide a variety of essential business functions for us, including software development, instantiation in hardware of the Company’s software, cloud services, accounting, legal work, public relations, advertising, and distribution. It is possible that some of these third parties will fail to perform their services or will perform them in an unacceptable manner. It is possible that we will experience delays, defects, errors, or other problems with their work that will materially impact our operations and we may have little or no recourse to recover damages for these losses. A disruption in these key or other suppliers' operations could materially and adversely affect our business. As a result, your investment could be adversely impacted by our reliance on third parties and their performance.

Unproven market for AtomBeam’s software which has yet to be evaluated. AtomBeam’s software is highly innovative and represents a new category for technology products. As such, until the Company achieves substantial revenue, there can be no assurance that a market exists for the Company's product. AtomBeam necessarily depends on a recognition of the economic value its software provides to prospective customers; if prospective customers do not find such economic value to be present, the Company may not achieve its financial objectives.

Our products could fail to achieve the sales projections we expect. We have only recently released our first SaaS product and we still have several others in development. Our growth expectations are based on an assumption that with an increased advertising and marketing budget our products (both our current one as well as the other ones once developed) will be able to gain traction in the marketplace. It is possible that our products will fail to gain market acceptance for any number of reasons. If the products fail to achieve significant sales and acceptance in the marketplace, this could materially and adversely impact the value of your investment.

Our trademarks, patents, trade secrets and other intellectual property could be unenforceable or ineffective. One of the Company’s most valuable assets is its intellectual property. The Company owns a trademark for “AtomBeam” and has copyrights, Internet domain names, and trade secrets. The Company has been assigned 38 issued patents, 11 allowed patents and 57 pending patents. We believe one of the most valuable components of the Company is our intellectual property portfolio. Due to the value, competitors may misappropriate or violate the rights owned by the Company. We also have pending patents that may not be protected. The Company intends to continue to protect its intellectual property portfolio from such violations. It is important to note that unforeseeable costs associated with such practices may negatively impact the Company’s business and financial resources and your investment in us.

The cost of enforcing our trademarks and copyrights could prevent us from enforcing them. Trademark and patent litigation has become extremely expensive. Even if we believe that a competitor is infringing on one or more of our trademarks or patents, we might choose not to file suit because we lack the cash to successfully prosecute a multi-year litigation with an uncertain outcome; or because we believe that the cost of enforcing our trademark(s) or patent(s) outweighs the value of winning the suit in light of the risks and consequences of losing it; or for some other reason. Choosing not to enforce our trademark(s) or patent(s) could have adverse consequences for the Company, including undermining the credibility of our intellectual property, reducing our ability to enter into commercial contracts and licenses and weakening our attempts to prevent competitors from entering the market. As a result, if we are unable to enforce our trademark(s) or patent(s) because of the cost of enforcement, your investment in the Company could be significantly and adversely affected.

Successful infringement claims against us could result in significant monetary liability or prevent us from selling some of our products. We believe our products and technology may be highly disruptive to a very large and growing market. Our competitors are well capitalized with significant intellectual property protection and resources and they (and/or patent trolls) may initiate infringement lawsuits against our Company. Such litigation could be expensive and could also prevent us from selling our products, which would significantly harm our ability to grow our business as planned.

Potential for theft of our intellectual property may harm our results. The Company's product is software, and as such, the potential exists for a third party to copy or develop on their own a version of the Company's product. The Company is diligent in its patent filings and intends to vigorously defend its intellectual property, and also maintains a secure approach to software development. The Company, however, may not be aware of copying of its software or infringement of its patents by third parties, and even if the Company is made aware of such copying or infringement, it may not be successful in defending its rights to its intellectual property.

Risks Related to Defense Contracting

We depend heavily on contracts with the U.S. Government for a substantial portion of our business. Changes in the U.S. Government’s priorities, or delays or reductions in spending could have a material adverse effect on our business. We currently derive most of our sales from work performed under U.S. Government contracts. Budget uncertainty, the potential for U.S. Government shutdowns, the use of continuing resolutions, and the federal debt ceiling can adversely affect our industry and the funding for our programs. If appropriations are delayed or a government shutdown were to occur and were to continue for an extended period of time, we could be at risk of program cancellations and other disruptions and nonpayment. When the U.S. Government operates under a continuing resolution, new contract and program starts are restricted and funding for our programs may be unavailable, reduced or delayed. Shifting funding priorities or federal budget compromises, also could result in reductions in overall defense spending on an absolute or inflation-adjusted basis, which could adversely impact our business.

Our contracts with the U.S. Government are conditioned upon the continuing availability of Congressional appropriations. Congress usually appropriates funds on a fiscal year basis even though contract performance may extend over many years. Consequently, contracts are often partially funded initially and additional funds are committed only as Congress makes further appropriations over time. To the extent we incur costs in excess of funds obligated on a contract or in advance of a contract award or contract definitization, we are at risk of not being reimbursed for those costs unless and until additional funds are obligated under the contract or the contract is successfully awarded, definitized and funded, which could adversely affect our results of operations, financial condition and cash flows.

We are subject to extensive procurement laws and regulations, including those that enable the U.S. Government to terminate contracts for convenience. Our business and reputation could be adversely affected if we or those we do business with fail to comply with or adapt to existing or new procurement laws and regulations, which are regularly evolving. We and others with which we do business must comply with laws and regulations relating to the award, administration and performance of U.S. Government contracts. Government contract laws and regulations affect how we do business with our customers and impose certain risks and costs on our business. A violation of these laws and regulations by us, our employees, others working on our behalf, a supplier or a joint venture partner could harm our reputation and result in the imposition of fines and penalties, the termination of our contracts, suspension or debarment from bidding on or being awarded contracts, loss of our ability to export products or perform services and civil or criminal investigations or proceedings. In addition, costs to comply with new government regulations can increase our costs, reduce our margins and adversely affect our competitiveness.

Government contract laws and regulations can impose terms or obligations that are different than those typically found in commercial transactions. One of the significant differences is that the U.S. Government may terminate any of our government contracts, not only for default based on our performance, but also at its convenience. Generally, prime contractors have a similar right under subcontracts related to government contracts. If a contract is terminated for convenience, we typically would be entitled to receive payments for our allowable costs incurred and the proportionate share of fees or earnings for the work performed. However, to the extent insufficient funds have been appropriated by the U.S. Government to the program to cover our costs upon a termination for convenience, the U.S. Government may assert that it is not required to appropriate additional funding. If a contract is terminated for default, the U.S. Government could make claims to reduce the contract value or recover its procurement costs and could assess other special penalties, exposing us to liability and adversely affecting our ability to compete for future contracts and orders. In addition, the U.S. Government could terminate a prime contract under which we are a subcontractor, notwithstanding the fact that our performance and the quality of the products or services we delivered were consistent with our contractual obligations as a subcontractor. Similarly, the U.S. Government could indirectly terminate a program or contract by not appropriating funding. The decision to terminate programs or contracts for convenience or default could adversely affect our business and future financial performance.

We are subject to audit by our customers on government contracts and the results of those audits could have an adverse effect on our business, reputation and results of operations. U.S. Government agencies, including the Defense Contract Audit Agency, the Defense Contract Management Agency and various agency Inspectors General, routinely audit and investigate government contractors. These agencies review a contractor’s compliance with applicable laws, regulations and contract terms, regarding, among other things, contract pricing, contract performance, cost structure and business systems.

If an audit or investigation uncovers improper or illegal activities, we may be subject to civil or criminal penalties and administrative sanctions, including reductions of the value of contracts, contract modifications or terminations, forfeiture of profits, suspension of payments, penalties, fines or suspension or debarment from doing business with the U.S. Government. Suspension or debarment could have a material adverse effect on us because of our dependence on contracts with the U.S. Government. In addition, we could suffer serious reputational harm if allegations of impropriety were made against us. Similar government oversight and risks to our business and reputation exist in most other countries where we conduct business.

Exports and imports of certain of our products may be subject to various export control, sanctions, and import regulations and may require authorization from regulatory agencies of the U.S. or other countries. We must comply with various laws and regulations relating to the export and import of products, services, and technology from and into the U.S. and other countries having jurisdiction over our operations. In the U.S., these laws and regulations include, among others, the Export Administration Regulations (EAR) administered by the U.S. Department of Commerce, the International Traffic in Arms Regulations (ITAR) administered by the U.S. Department of State, embargoes and sanctions regulations administered by the U.S. Department of the Treasury, and import regulations administered by the U.S. Department of Homeland Security and the U.S. Department of Justice. Certain of our products, services, and technologies have military or strategic applications and are on the U.S. Munitions List of the ITAR, the Commerce Control List of the EAR, or are otherwise subject to the EAR and/or the U.S. Munitions Import List, and we are required to obtain licenses and authorizations from the appropriate U.S. government agencies before exporting these products out of the U.S. or importing these products into the U.S. U.S. foreign policy or the foreign policy of other licensing jurisdictions may affect the licensing process or otherwise prevent us from engaging in business dealings with certain individuals, entities, or countries. Any failure by us, our customers, or our suppliers to comply with these laws and regulations could result in civil or criminal penalties, fines, seizure of our products, adverse publicity, restrictions on our ability to engage in export or import transactions, or the suspension or debarment from doing business with the U.S. government. Moreover, any changes in export control, sanctions, or import regulations may further restrict the export or import of our products or services, and the possibility of such changes requires constant monitoring to ensure we remain compliant. Our ability to obtain required licenses and authorizations on a timely basis, or at all, is subject to risks and uncertainties, including changing laws, regulations, or foreign policies, delays in Congressional action, or geopolitical and other factors. If we are not successful in obtaining or maintaining the necessary licenses or authorizations in a timely manner, our sales relating to those approvals may be prevented or delayed, and revenue and profit previously recognized may be reversed. Any restrictions on the export or import of our products or product lines could have a material adverse effect on our competitive position, results of operations, financial condition, or liquidity.

Risks Related to Cybersecurity

If our security measures are breached or unauthorized access to individually identifiable biometric or other personally identifiable information is otherwise obtained, our reputation may be harmed, and we may incur significant liabilities. In the ordinary course of our business, we may collect and store sensitive data, including personally identifiable information (“PII”), owned or controlled by ourselves or our customers, and other parties. We communicate sensitive data electronically, and through relationships with multiple third-party vendors and their subcontractors. These applications and data encompass a wide variety of business-critical information, including research and development information, patient data, commercial information, and business and financial information. We face a number of risks relative to protecting this critical information, including loss of access risk, inappropriate use or disclosure, inappropriate modification, and the risk of our being unable to adequately monitor, audit, and modify our controls over our critical information. This risk extends to the third-party vendors and subcontractors we use to manage this sensitive data. Data breaches occur at all levels of corporate sophistication (including at companies with significantly greater resources and security measures than our own) and the resulting fallout stemming from these breaches can be costly, time-consuming, and damaging to a company’s reputation. Further, data breaches need not occur from malicious attack or phishing only. Often, employee carelessness can result in sharing PII with a much wider audience than intended. Consequences of such data breaches could result in fines, litigation expenses, costs of implementing better systems, and the damage of negative publicity, all of which could have a material adverse effect on our business operations and financial condition.

Privacy and data security laws and regulations could require us to make changes to our business, impose additional costs on us and reduce the demand for our software solutions. The design of our current and future products is such that they will generally transmit a significant amount of personal or identifying information through our platform. Privacy and data security have become significant issues in the United States and in other jurisdictions where we may offer our video surveillance solutions. The regulatory framework relating to privacy and data security issues worldwide is evolving rapidly and is likely to remain uncertain for the foreseeable future. Federal, state and foreign government bodies and agencies have in the past adopted, or may in the future adopt, laws and regulations regarding the collection, use, processing, storage and disclosure of personal or identifying information obtained from customers and other individuals. In addition to government regulation, privacy advocates and industry groups may propose various self-regulatory standards that may legally or contractually apply to our business. Because the interpretation and application of many privacy and data security laws, regulations and applicable industry standards are uncertain, it is possible that these laws, regulations and standards may be interpreted and applied in a manner inconsistent with our existing privacy and data management practices. As we expand into new jurisdictions or verticals, we will need to understand and comply with various new requirements applicable in those jurisdictions or verticals.

To the extent applicable to our business or the businesses of our customers, these laws, regulations and industry standards could have negative effects on our business, including by increasing our costs and operating expenses, and delaying or impeding our deployment of new core functionality and products. Compliance with these laws, regulations and industry standards requires significant management time and attention, and failure to comply could result in negative publicity, subject us to fines or penalties or result in demands that we modify or cease existing business practices. In addition, the costs of compliance with, and other burdens imposed by, such laws, regulations and industry standards may adversely affect our customers’ ability or desire to collect, use, process and store personal information using our software solutions, which could reduce overall demand for them. Even the perception of privacy and data security concerns, whether or not valid, may inhibit market acceptance of our software solutions in certain verticals. Any of these outcomes could adversely affect our business and operating results.

The Company is vulnerable to hackers and cyber-attacks. As an internet-based business, we may be vulnerable to hackers who may access the data of our investors and the issuer companies that utilize our platform. Further, any significant disruption in service on AtomBeam or in its computer systen1s could reduce the attractiveness of the platform and result in a loss of investors and companies interested in using our platform. Further, we rely on a third-party technology provider to provide some of our back-up technology. Any disruptions of services or cyber- attacks either on our technology provider or on AtomBeam could harm our reputation and materially negatively impact our financial condition and business.

Risks Related to Regulations

Our business is and may become subject to complex and evolving U.S. and foreign laws and regulations regarding privacy, data use and data protection, content, competition, safety and consumer protection, e-commerce, and other matters. Many of these laws and regulations are subject to change and uncertain interpretation, and could result in claims, changes to our products and business practices, monetary penalties, increased cost of operations, or declines in user growth or engagement, or otherwise harm our business.

We are and may become subject to a variety of laws and regulations in the United States and abroad that involve matters central to our business and business plan, including privacy, data use, data protection and personal information, biometrics, encryption, rights of publicity, content, integrity, intellectual property, advertising, marketing, distribution, data security, data retention and deletion, data localization and storage, data disclosure, artificial intelligence and machine learning, electronic contracts and other communications, competition, protection of minors, consumer protection, civil rights, accessibility, telecommunications, product liability, e-commerce, taxation, economic or other trade controls including sanctions, anti-corruption and political law compliance, securities law compliance, and online payment services. The introduction of new products, expansion of our activities in certain jurisdictions, or other actions that we may take may subject us to additional laws, regulations, or other government scrutiny. In addition, foreign data protection, privacy, content, competition, consumer protection, and other laws and regulations can impose different obligations or be more restrictive than those in the United States.

These U.S. federal, state, and foreign laws and regulations, which in some cases can be enforced by private parties in addition to government entities, are constantly evolving and can be subject to significant change. As a result, the application, interpretation, and enforcement of these laws and regulations are often uncertain, particularly in the new and rapidly evolving industry in which we operate, and may be interpreted and applied inconsistently from jurisdiction to jurisdiction and inconsistently with our current policies and practices. For example, regulatory or legislative actions or litigation affecting the manner in which we display content to our users, moderate content, or obtain consent to various practices could adversely affect user growth and engagement. Such actions could affect the manner in which we provide our services or adversely affect our financial results.

These laws and regulations, as well as any associated claims, inquiries, or investigations or any other government actions, have in the past led to, and may in the future lead to, unfavorable outcomes including increased compliance costs, loss of revenue, delays or impediments in the development of new products, negative publicity and reputational harm, increased operating costs, diversion of management time and attention, and remedies that harm our business, including fines or demands or orders that we modify or cease existing business practices.

Risks Related to the Securities

Any valuation at this stage is difficult to assess and is purely speculative. The valuation for the offering was established by the Company. Unlike listed companies that are valued publicly through market-driven stock prices, the valuation of private companies, especially startups, is difficult to assess and you may risk overpaying for your investment. If you decide to invest based on our speculative valuation you might lose the entirety of your investment.

Investors in this offering will be expected to sign a voting agreement and will have no influence on the Company’s decisions. The Common Stock that an investor is buying has no effective voting rights attached to them because in order to purchase the Common Stock investors will appoint the Company’s CEO as their proxy. This means that you will have no rights in dictating on how the Company will be run. You are trusting in management discretion in making good business decisions that will grow your investments. Furthermore, in the event of a liquidation of our Company, you will only be paid out if there is any cash remaining after all of the creditors of our Company have been paid out.

Your investment could be illiquid for a long time. You should be prepared to hold this investment for several years or longer. While there are no restrictions on the resale of the securities being offered pursuant to this offering under Regulation A, there is no established market for these securities and there may never be one. As a result, if you decide to sell these securities in the future, you may not be able to find a buyer and you may not be able to resell the securities at the price you paid for them.

The Company’s management has discretion as to use of proceeds. The net proceeds from this offering will be used for the purposes described under “Use of Proceeds.” The Company reserves the right to use the funds obtained from this offering for other similar purposes not presently contemplated that it deems to be in the best interests of the Company and its investors in order to address changed circumstances or opportunities. As a result of the foregoing, the success of the Company will be substantially dependent upon the discretion and judgment of management with respect to application and allocation of the net proceeds of this offering. Investors for the Common Stock hereby will be entrusting their funds to the Company’s management, upon whose judgment and discretion the investors must depend.

There is no minimum amount set as a condition to closing this Offering. Because this is a “best efforts” Offering with no minimum, provided that an investor purchases shares in the amount of the minimum investment, $648 (81 shares), there is no minimum number of shares that needs to be sold in order for funds to be released to the Company and for this Offering to close, which may mean that the Company does not receive sufficient funds to cover the cost of this Offering and/or pursue its business plan.

We are offering Bonus Shares, which is effectively a discount on our stock price, to some investors in this Offering. Certain investors in this Offering are entitled to receive additional shares of Common Stock (effectively a discount) based on the amount invested as well as their status (e.g., they are a current shareholder or investor in the Company / they were waitlisted in our prior offering, they are members of the StartEngine Venture Club bonus program (“StartEngine Venture Club members”), or they have indicated their interest in our offering). The number of Bonus Shares will be determined the amount of money they invest in this offering as well as their status and will effectively act as a discount to the price at which the Company is offering its stock. For example, an investor who invests $50,000 in this Offering (not including the 3.5% processing fee), is part of the StartEngine Venture Club Bonus program, has indicated interest on the reservation page and has invested previously will be eligible for 45% Bonus Shares Accordingly, that investor would receive 6,250 shares of the Company’s Common Stock plus an additional 2,812 Bonus Shares, effectively purchasing 9,063 shares of Common Stock for the same price paid for 6,250 shares of Common Stock or effectively paying a per share price of $5.52 (prior to reflecting the 3.5% processing fee). For more details, including all of the Bonus Shares being offered, see “Plan of Distribution - Bonus Shares for StartEngine Venture Club” and “Plan of Distribution – Perks and Additional Bonus Shares” below. Consequently, the value of shares of investors who pay the full price or are entitled to a smaller amount of Bonus Shares in this offering will be immediately diluted by investments made by investors entitled to the discount, who will pay less for their stake in the Company.

We expect to raise additional capital through equity offerings, which may include providing discounts to large investors. Therefore, your interest in the Company is likely to continue to be diluted. We may offer additional shares of our stock, including in a concurrent private offering, which would dilute the ownership percentage of investors in this offering. Further, we may offer discounts on the price paid for our equity to investors investing significant amounts of money. This discount may immediately dilute the value of your stock. Therefore, the value of shares of investors who pay the full price in this offering may be diluted by investments made by investors entitled to the discount, who may pay less for the same stake in the Company. Moreover, additional securities in a concurrent private offering or in future offerings may be offered at a lower valuation, which would dilute the interest of investors in this offering. See “Dilution” for more information, especially the impact of a “down round.”

Using a credit card to purchase shares may impact the return on your investment as well as subject you to other risks inherent in this form of payment. Investors in this offering have the option of paying for their investment with a credit card, which is not usual in the traditional investment markets. Transaction fees charged by your credit card company (which can reach 5% of transaction value if considered a cash advance) and interest charged on unpaid card balances (which can reach almost 25% in some states) add to the effective purchase price of the shares you buy. The cost of using a credit card may also increase if you do not make the minimum monthly card payments and incur late fees. Using a credit card is a relatively new form of payment for securities and will subject you to other risks inherent in this form of payment, including that, if you fail to make credit card payments (e.g. minimum monthly payments), you risk damaging your credit score and payment by credit card may be more susceptible to abuse than other forms of payment. Moreover, where a third-party payment processor is used, as in this offering, your recovery options in the case of disputes may be limited. The increased costs due to transaction fees and interest may reduce the return on your investment.

The SEC’s Office of Investor Education and Advocacy issued an Investor Alert dated February 14, 2018 entitled Credit Cards and Investments – A Risky Combination, which explains these and other risks you may want to consider before using a credit card to pay for your investment.

The exclusive forum provisions in the subscription agreement may have the effect of limiting an investor’s ability to bring legal action against the Company and could limit an investor’s ability to obtain a favorable judicial forum for disputes. Section 6 of the subscription agreement that investors will execute in connection with the offering includes a forum selection provision that requires any claims against the Company based on the agreement, including actions arising under the federal securities laws such that Exchange Act and Securities Act claims, be brought in a state or federal court of competent jurisdiction in the State of Delaware, as applicable. Section 27 of the Exchange Act creates exclusive federal jurisdiction over Exchange Act actions.  Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act actions. Accordingly, both state and federal courts have jurisdiction to entertain Securities Act claims.

While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions. In such instance, we would expect to assert the validity and enforceability of the exclusive forum provisions of our subscription agreement. This may require significant additional costs associated with resolving such action in other jurisdictions and there can be no assurance that the provisions will be enforced by a court in those other jurisdictions.

This exclusive forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, which may discourage lawsuits against us and our directors, officers and other employees. If a court were to find the exclusive-forum provision in our subscription agreement to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving the dispute in other jurisdictions, which could seriously harm our business.

Investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

Investors in this offering may not be entitled to a jury trial with respect to claims arising under the subscription agreement, which could result in less favorable outcomes to the plaintiff(s) in any action under the agreement. Investors in this offering will be bound by the subscription agreement, which includes a provision under which investors waive the right to a jury trial of any claim they may have against the Company arising out of or relating to the agreement other than those arising under the federal securities laws.

If we opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law.  In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether the visibility of the jury trial waiver provision within the agreement is sufficiently prominent such that a party knowingly, intelligently and voluntarily waived the right to a jury trial. We believe that this is the case with respect to the subscription agreement. You should consult legal counsel regarding the jury waiver provision before entering into the subscription agreement.

If you bring a claim not arising under the federal securities  laws against the Company in connection with matters arising under the subscription agreement, you may not be entitled to a jury trial with respect to those claims, which may have the effect of limiting and discouraging lawsuits against the Company. If a lawsuit is brought against the Company under the agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in such an action.

Nevertheless, if the jury trial waiver provision is not permitted by applicable law, an action could proceed under the terms of the agreement with a jury trial. No condition, stipulation or provision of the subscription agreement serves as a waiver by any holder of the Company’s securities or by the Company of compliance with any substantive provision of the federal securities laws and the rules and regulations promulgated under those laws.

In addition, when the shares are transferred, the transferee is required to agree to all the same conditions, obligations and restrictions applicable to the shares or to the transferor with regard to ownership of the shares, that were in effect immediately prior to the transfer of the shares, including but not limited to the subscription agreement.

You may not be able to participate in potential merger and acquisition transactions.  Investors should be aware that under Rule 145 under the Securities Act of 1933 if they invest in a company through Regulation A and that company becomes involved in a merger or acquisition, there may be significant regulatory implications. Under Rule 145, when a company plans to acquire another and offers its shares as part of the deal, the transaction may be deemed an offer of securities to the target company's investors, because investors who can vote (or for whom a proxy is voting) are making an investment decision regarding the securities they would receive. All investors, even those with non-voting shares, may have rights with respect to the merger depending on state laws. This means the acquirer’s “offer” to the target’s investors would require registration or an exemption from registration (such as Reg D or Reg CF), the burden of which can be substantial. As a result, non-accredited investors may have their shares repurchased rather than receiving shares in the acquiring company or participating in the acquisition.  This may result in investors’ shares being repurchased at a value determined by a third party, which may be at a lesser value than the original purchase price.  Investors should consider the possibility of a cash buyout in such circumstances, which may not be commensurate with the long-term investment they anticipate.

DILUTION

Dilution means a reduction in value, control, or earnings of the shares the investor owns.

Immediate dilution

An early-stage company typically sells its shares (or grants options over its shares) to its founders and early employees at a very low cash cost, because they are, in effect, putting their “sweat equity” into the company. When the Company seeks cash investments from outside investors, like you, the new investors typically pay a much larger sum for their shares than the founders or earlier investors, which means that the cash value of your stake is diluted because all the shares are worth the same amount, and you paid more than earlier investors for your shares.

The following table compares the price that new investors are paying for their shares with the effective cash price paid by existing shareholders assuming that the shares are sold at $8.00 per share. The schedule presents shares and pricing as issued and reflects all transactions since inception, which gives investors a better picture of what they will pay for their investment compared to the Company’s insiders than just including such transactions for the last 12 months, which is what the SEC requires.

The following table presents the approximate effective cash price paid for all shares and potential shares issuable by the Company as of January 30, 2024.

Class of Securities	Date Issued	Issued Shares	Potential Shares	Total Issued and Potential Shares	Effective Cash Price Per Share at Issuance or Potential Conversion
Common Shares (1)	2019-2021	7,223,814	0	7,223,814	$0.06

Options (2)	2019	-	630,000	630,000	$0.08

Warrants (3)	2019-2021	-	420,068	420,068	$0.08

Restricted Stock Units (4)	2022-2024	-	2,489,676	2,489,676	$-

Convertible Notes (5)	2019-2023	-	3,005,930	3,005,930	$0.57

Common Shares (6)	2021	2,841,716	-	2,841,716	$0.94

Common Shares (7)	2022 - 2023	735,937	-	735,937	$2.60

Common Shares (8)	2022-2023	704,015	-	704,015	$4.26

Common Shares (9)	2023	564,373	-	564,373	$5.43

Total Common Share Equivalents		12,069,854	6,545,674	18,615,528	$0.67

Investors in this Offering, assuming $20,000,000 raised

Common Shares (10)	2024	2,500,000	0	2,500,000	$8.00

Total, including this Offering		14,569,854	6,545,674	21,115,528	$1.54

(1) Common Shares issued at various prices. Amount shown is the weighted average.

(2) Stock option Pricing is the weighted average of the stock options exercise price.

(3) Warrants pricing is the weighted average of the warrants exercise price.

(4) Company received zero payments from recipients when Restricted Stock Units were issued to recipients.

(5) The Convertible Notes, in aggregate, have a principal amount borrowed of $1,678,500, and a 5% interest rate. All but two of the Convertible Notes have a valuation cap in the range of $6,000,000 to $10,000,000. One of the Convertible Notes has a principal amount borrowed of $50,000 and a valuation cap of $25,000,000, and the other Convertible Note has a principal amount borrowed of $500,000 and a valuation cap of $30,000,000. The potential shares assumes all principal and accreted interest are converted at the valuation cap.

(6) Issued from the conversion of convertible notes sold to crowdfunding investors.

(7) Issued from the conversion of convertible notes issued sold in private placements at weighted average of $2.60 per share.

(8) Common Shares issued to crowdfunding investors were sold at $5.20 per share; with the inclusion of bonus shares and shares issued to StartEngine, the effective share price was $4.26.

(9) Common Shares issued to crowdfunding investors were issued at $6.00 per share; with the inclusion of bonus shares and shares issued to StartEngine, the effective share price was $5.43.

(10) Assumes 2,500,000 Common Shares are sold at $8.00 per share. Does not reflect bonus shares.

Future dilution

Another important way of looking at dilution is the dilution that happens due to future actions by the Company. The investor’s stake in a company could be diluted due to the company issuing additional shares. In other words, when the company issues more shares, the percentage of the company that you own will go down, even though the value of the company may go up. You will own a smaller piece of a larger company. This increase in number of shares outstanding could result from a stock offering (such as an initial public offering, another crowdfunding round, a venture capital round, or an angel investment), employees exercising stock options, or by conversion of certain instruments (e.g. convertible bonds, preferred shares or warrants) into stock.

If the Company decides to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if the company offers dividends, and most early-stage companies are unlikely to offer dividends, preferring to invest any earnings into the company).

The type of dilution that hurts early-stage investors most occurs when the company sells more shares in a “down round,” meaning at a lower valuation than in earlier offerings. An example of how this might occur is as follows (numbers are for illustrative purposes only):

●	In June 2023 Jane invests $20,000 for shares that represent 2% of a company valued at $1 million.

●	In December 2023 the company is doing very well and sells $5 million in shares to venture capitalists on a valuation (before the new investment) of $10 million. Jane now owns only 1.3% of the company but her stake is worth $200,000.

●	In June 2024 the company has run into serious problems, and in order to stay afloat it raises $1 million at a valuation of only $2 million (the “down round”). Jane now owns only 0.89% of the company and her stake is worth only $26,660.

This type of dilution might also happen upon conversion of convertible notes into shares. Typically, the terms of convertible notes issued by early-stage companies provide that in the event of another round of financing, the holders of the convertible notes get to convert their notes into equity at a “discount” to the price paid by the new investors, i.e., they get more shares than the new investors would for the same price. Additionally, convertible notes may have a “price cap” on the conversion price, which effectively acts as a share price ceiling. Either way, the holders of the convertible notes get more shares for their money than new investors. In the event that the financing is a “down round” the holders of the convertible notes will dilute existing equity holders, and even more than the new investors do, because they get more shares for their money. Investors should pay careful attention to the amount of convertible notes that the company has issued (and may issue in the future), and the terms of those notes.

If you are making an investment expecting to own a certain percentage of the Company or expecting each share to hold a certain amount of value, it’s important to realize how the value of those shares can decrease by actions taken by the Company. Dilution can cause drastic changes to the value of each share, ownership percentage, voting control, and earnings per share.

PLAN OF DISTRIBUTION

Plan of Distribution

The Company is offering up to 2,500,000 shares of Common Stock, plus up to 1,125,000 additional shares of Common Stock eligible to be issued as Bonus Shares to investors based upon an investor’s investment level, whether an investor is entitled to the StartEngine Venture Club Bonus, and whether the investors is a prior Company investor, as described in this Offering Circular. Investor receiving the Bonus Shares will effectively receive a discount to our share price, and no additional consideration will be received by the Company for the issuance of Bonus Shares. The maximum offering amount is $20,000,000.

The Company has engaged StartEngine Primary LLC (“StartEngine Primary”) as its placement agent to assist in the placement of its securities in those states it is registered to undertake such activities, including soliciting potential investors on a best efforts basis. As such, StartEngine Primary is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act. StartEngine Primary is under no obligation to purchase any securities or arrange for the sale of any specific number or dollar amount of securities. Persons who desire information about the offering may find it at www.startengine.com. This Offering Circular will be furnished to prospective investors via download 24 hours per day, 7 days per week on the startengine.com website.

Commissions, Discounts, Expenses and Fees

The following table shows the maximum discounts, commissions, and fees payable to StartEngine Primary in connection with this offering by the Company:

StartEngine processing fee paid by investors to StartEngine (1)	$700,000
StartEngine commission paid by the Company to StartEngine (2)	$700,000
Shares issued to StartEngine (approximate value) (3)	$200,000
StartEngine out of pocket expenses paid by the Company (4)	$15,000

(1)	Investors will be required to pay directly to StartEngine Primary a processing fee equal to 3.5% of the investment amount at the time of the investors’ subscription. The Offering is being conducted on a best-efforts basis without any minimum target, provided that an investor purchases shares in the amount of the minimum investment, $648.00 (81 shares). The 3.5% processing fee will not be refunded in any event.

(2)	StartEngine Primary will receive commissions paid by the Company of 3.5% of the offering proceeds.

(3)	StartEngine Primary will be issued the number of shares of Common Stock equal to 1% of the gross proceeds raised in this offering (excluding Bonus Shares), rounded to the nearest whole share. Assuming the Company raises the maximum amount in this offering, it would issue 25,000 shares of Common Stock to StartEngine Primary valued at $200,000.

(4)	The Company will also pay $15,000 to StartEngine Primary for out of pocket accountable expenses paid prior to commencing. This fee will be used for the purpose of coordinating filings with regulators and conducting a compliance review of the Company’s offering. Any portion of this amount not expended and accounted for will be returned to the Company.

Assuming the full amount of the offering is raised, the Company estimates that the total value of the commissions, discounts, expense and fees of the offering payable or owed by the Company and the investors to StartEngine Primary will be approximately $1,800,000 No fees or commissions will be paid with respect to the issuance of Bonus Shares in this offering.

The Company will pay a cash commission of 3.5% to StartEngine Primary on sales of the Shares, and the Company will issue StartEngine Primary a number of Shares equal to 1% of the Shares sold through StartEngine Primary (excluding Bonus Shares). The Company will also pay a $15,000 advance fee for reasonable accountable out of pocket expenses actually anticipated to be incurred by StartEngine Primary. Any unused portion of this fee not actually incurred by StartEngine Primary will be returned to the Company. FINRA fees will be paid by the Company. This does not include processing fees paid directly to StartEngine Primary by investors. StartEngine Primary will charge you a non-refundable processing fee equal to 3.5% of the amount you invest at the time you subscribe for our securities. The processing fee shall not exceed $700 for any investor.

StartEngine Primary will comply with Lock-Up Restriction required by FINRA Rule 5110(e)(1), not selling, transferring, assigning, pledging, or hypothecating or subjecting such to any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities commission for a period of 180 days beginning on the date of commencement of sales of the public equity offering with respect to the Securities Commission, unless FINRA Rule 5110(e)(2) applies. Pursuant to FINRA Rule 5110(g), StartEngine Primary will not accept a securities commission in options, warrants or convertibles which violates 5110(g) including but not limited to (a) is exercisable or convertible more than five years from the commencement of sales of the public offering; (b) has more than one demand registration right at the issuer's expense; (c) has a demand registration right with a duration of more than five years from the commencement of sales of the public offering; (d) has a piggyback registration right with a duration of more than seven years from the commencement of sales of the public offering; (e) has anti-dilution terms that allow the participating members to receive more shares or to exercise at a lower price than originally agreed upon at the time of the public offering, when the public shareholders have not been proportionally affected by a stock split, stock dividend, or other similar event; or (f) has anti-dilution terms that allow the participating members to receive or accrue cash dividends prior to the exercise or conversion of the security.

Other Terms

StartEngine Primary has also agreed to perform the following services in exchange for the compensation discussed above:

●	design, build, and create the Company’s campaign page,

●	provide the Company with a dedicated account manager and marketing consulting services,

●	provide a standard purchase agreement to execute between the Company and investors, which may be used at Company’s option and

●	coordinate money transfers to the Company.

StartEngine Primary will charge you a non-refundable processing fee equal to 3.5% of the amount you invest at the time you subscribe for the Company’s securities, equivalent to $.28 per share. This fee will be refunded in the event the Company does not raise any funds in this offering.

StartEngine Primary intends to use an online platform provided by StartEngine Crowdfunding, Inc. (“StartEngine Crowdfunding”), an affiliate of StartEngine Primary, at the domain name www.startengine.com (the “Online Platform”) to provide technology tools to allow for the sales of securities in this offering. In addition, StartEngine Crowdfunding will assist with the facilitation of credit and debit card payments through the Online Platform. Fees for credit and debit card payments will be passed onto investors at cost and the Company will reimburse StartEngine Crowdfunding for transaction fees and return fees that it incurs for returns and chargebacks, pursuant to a Credit Card Services Agreement.

Escrow Agent

We have entered into an Escrow Services Agreement with Bryn Mawr Trust Company of Delaware LLC (the “Escrow Agent”), which can be found in Exhibit 8 to the Offering Statement of which this Offering Circular is a part. Investor funds will be held by the Escrow Agent pending closing or termination of the offering. All subscribers will be instructed by us or our agents to transfer funds by wire, credit or debit card, or ACH transfer directly to the escrow account established for this offering. We may terminate the offering at any time for any reason at our sole discretion. Investors should understand that acceptance of their funds into escrow does not necessarily result in their receiving shares; escrowed funds may be returned.

The Escrow Agent is not participating as an underwriter, placement agent or sales agent of this offering and will not solicit any investments, recommend our securities, distribute this Offering Circular or other offering materials to investors or provide investment advice to any prospective investor, and no communication through any medium, including any website, should be construed as such. The use of the Escrow Agent’s technology should not be interpreted and is not intended as an endorsement or recommendation by it of us or this offering. All inquiries regarding this offering or escrow should be made directly to us.

No Minimum Offering Amount

The shares being offered will be issued in one or more closings. No minimum number of shares must be sold before a closing can occur. Potential investors should be aware that there can be no assurance that any other funds will be invested in this offering other than their own funds. See “Risk Factors - This offering is being conducted on a “best efforts” basis and does not require a minimum amount to be raised.”

Investors’ Tender of Funds

After the Offering Statement has been qualified by the Commission, we will accept tenders of funds to purchase whole shares. We will conduct multiple closings on investments (so not all investors will receive their shares on the same date). Each time we accept funds transferred from the Escrow Agent is defined as a “Closing.” The funds tendered by potential investors will be held by the Escrow Agent and will be transferred to us at each Closing.

Subscription Procedures

After the Offering Statement has been qualified by the Commission, the Company will accept tenders of funds to purchase the Shares. The Company may close on investments on a “rolling” basis (so not all investors will receive their shares on the same date). Investors may subscribe by tendering funds via wire, credit or debit card, or ACH only, checks will not be accepted, to the escrow account to be setup by the Escrow Agent. Tendered funds will remain in escrow until a closing has occurred. StartEngine Crowdfunding will assist with the facilitation of credit and debit card payments through the Online Platform. The Company estimates that processing fees for credit card subscriptions will be approximately 4% of total funds invested per transaction, although credit card processing fees may fluctuate. The Company intends to pay these fees and will reimburse StartEngine Crowdfunding for transaction fees and return fees that it incurs for returns and chargebacks. The Company estimates that a significant portion of the gross proceeds raised in this offering will be paid via credit card. This assumption was used in estimating the payment processing fees included in the total offering expenses set forth in “Use of Proceeds.” Upon closing, funds tendered by investors will be made available to the Company for its use.

In order to invest you will be required to subscribe to the offering via the Online Platform and agree to the terms of the offering, Subscription Agreement, and any other relevant exhibit attached thereto. Investors will be required to complete a subscription agreement in order to invest. The subscription agreement includes a representation by the investor to the effect that, if the investor is not an “accredited investor” as defined under securities law, the investor is investing an amount, including the StartEngine processing fee, that does not exceed the greater of 10% of his or her annual income or 10% of your net worth (excluding the investor’s principal residence).

Investor funds will be held by the Escrow Agent pending closing or termination of the offering. All subscribers will be instructed by the Company or its agents to transfer funds by wire, credit or debit card, or ACH transfer directly to the escrow account established for this offering. The Company may terminate the offering at any time for any reason at its sole discretion. Investors should understand that acceptance of their funds into escrow does not necessarily result in their receiving shares; escrowed funds may be returned. In the event that the Company terminates the offering while investor funds are held in escrow, those funds will promptly be refunded to each investor without deduction or interest and in accordance with Rule 10b-9 under the Exchange Act.

Pursuant to our agreement with StartEngine Primary, the Company agrees that 6% of the total funds received into escrow will be held back as a deposit hold in case of any ACH refunds or credit card chargebacks. The hold will remain in effect for 180 days following the close of the offering. 60 days after the close of the offering, 75% of the deposit hold will be released to the Company. The remaining 25% will be held for the final 120 days of the deposit hold.

No Selling Shareholders

No securities are being sold for the account of security holders; all net proceeds of this offering will go to the Company.

Bonus Shares for StartEngine Venture Club

In addition to the Volume Based Bonus, the Loyalty Bonus and the Reservations Bonus described below under “Perks and Additional Bonus Shares”, certain investors who are members of the StartEngine Venture Club Bonus program (f/k/a StartEngine OWNers Bonus program), who invest in this offering are entitled to 10% Bonus Shares of our Common Stock (effectively a discount on the price paid per share) (the “StartEngine Venture Club Bonus”). For example, anyone who is a member of the StartEngine Venture Club Bonus program will receive 110 shares for every 100 shares they purchase in the offering. Fractional shares will not be distributed and share bonuses will be determined by rounding down to the nearest whole share. The general public can become members of the StartEngine Venture Club Bonus program on StartEngine’s website for $275 per year. Membership will auto renew every year. A member of the program can cancel their renewal at any time. Once the individual cancels, their membership will expire on the next anniversary of their membership. With the StartEngine Venture Club Bonus, the investor will earn 10% bonus shares on all investments they make in participating campaigns on StartEngine. StartEngine Crowdfunding, Inc. will determine whether an investor qualifies as a StartEngine Venture Club member.

Perks and Additional Bonus Shares*

Certain investors in this offering are eligible to receive bonus shares of Common Stock, (“Bonus Shares”) which effectively gives them a discount on their investment. Those investors will receive, as part of their investment, additional shares for their shares purchased (“Bonus Shares”) equal to up to 45% of the shares they purchase, depending upon whether they are a StartEngine Venture Club member and the perks described below. In order to receive volume perks from an investment, one must submit a single investment in the same offering that meets the minimum volume perk requirement. Bonus shares from volume perks will not be granted if an investor submits multiple investments that, when combined, meet the volume perk requirement. All perks occur when the offering is completed.

Loyalty Bonus

If you have previously invested in AtomBeam or were waitlisted in the Company’s prior offering under Regulation CF that ended on December 28, 2023 and the Company was unable to accept your investment, you are eligible for an additional 5% shares in Bonus Shares.

Reservation Bonus Reservation holders in the Company’s testing the waters page hosted on the StartEngine Crowdfunding platform will receive 5% bonus shares. In order to be eligible for the Reservation Bonus an investor must make indicate their interest in the Company’s offering by making a non-binding “reservation” on the Company’s testing the waters page hosted by StartEngine Crowdfunding. There is no minimum “reservation” amount required to be eligible for the Reservation Bonus and there is no obligation to purchase securities in the offering if a “reservation” is made. Any investor making a non-binding “reservation” will be eligible for the Reservation Bonus for the total number of shares they purchase in the Offering whether more or less than the shares “reserved”.

Volume Perks**

Investors who invest at least $1,000 will receive the following:

●	2 AtomBeam T-Shirts/Hats

Investors who invest at least $5,000 will receive the following:

●	5% Bonus Shares
●	2 AtomBeam T-Shirts/Hats

Investors who invest at least $10,000 will receive the following:

●	10% Bonus Shares
●	2 AtomBeam T-Shirts/Hats

Investors who invest at least $15,000 will receive the following:

●	15% Bonus Shares
●	2 AtomBeam T-Shirts/Hats

Investors who invest at least $20,000 will receive the following:

●	20% Bonus Shares
●	2 AtomBeam T-Shirts/Hats

Investors who invest at least $50,000 will receive the following:

●	25% Bonus Shares
●	2 AtomBeam T-Shirts/Hats

* All T-shirts and hats will be sent out after the close of the round of investment.

** 1n order to receive perks from an investment, one must submit a single investment in the same offering that meets the minimum perk requirement. The amount invested does not include amounts paid directly to StartEngine as part of the 3.5% processing fee. Bonus shares from perks will not be granted if an investor submits multiple investments that, when combined, meet the perk requirement. All perks occur when the offering is completed. Crowdfunding investments made through a self-directed IRA cannot receive perks due to tax laws. The Internal Revenue Service (IRS) prohibits self-dealing transactions in which the investor receives an immediate, personal financial gain on investments owned by their retirement account. As a result, an investor must refuse those perks because they would be receiving a benefit from their IRA account.

Aggregated Bonus Shares

The StartEngine Venture Club Bonus, Loyal Bonus shares Reservation Bonus shares and Volume Based Bonus shares are stacked. Therefore, any investor that satisfies the requirements for any share bonus, will receive the maximum aggregate amount of (a) Venture Club Bonus Shares if they are part of the StartEngine Venture Club Bonus program, (b) Loyalty Bonus shares if they are prior owners and (c) Reservation Bonus shares if they are reservation holders and (d) Amount-Based Bonus Shares for which they qualify. For purposes of clarity and by way of example, if a StartEngine Venture Club who is a previous investor and a reservation holder on the Company’s testing the waters page, invests $50,000 in this offering (not including the StartEngine processing fee), such investor shall receive the StartEngine Venture Club Bonus shares (10%), the Loyalty Bonus (5%), the Reservation Bonus (5%) and the Amount-Based Bonus shares (25%), for an aggregate of 45% Bonus Shares. Investors receiving the 45% bonus will pay an effective price of approximately $5.52 per share before the StartEngine processing fee. The StartEngine processing fee will be assessed on the full share price of $8.00 for the purchased shares, and not any Bonus Shares.

TAX CONSEQUENCES FOR RECIPIENTS (INCLUDING FEDERAL, STATE, LOCAL AND FOREIGN INCOME WITH RESPECT TO REWARDS AND BONUS ARE THE SOLE RESPONSIBILITY OF THE INVESTOR. INVESTORS MUST CONSULT WITH THEIR OWN PERSONAL ACCOUNTANT(S) AND/OR TAX ADVISOR(S) REGARDING THESE MATTERS.

THE COMPANY RESERVES THE RIGHT TO DISCONTINUE ANY OF THE PERKS FOR REGULATORY PURPOSES.

USE OF PROCEEDS TO ISSUER

The Company estimates that if it sells the maximum amount of $20,000,000 from the sale of the Common Stock, the net proceeds to the issuer in this offering will be approximately $18,000,000 after deducting the estimated offering expenses of approximately $2,000,000 (including payment to marketing, legal and accounting professional fees and other expenses).

The following table represents management’s best estimate of the uses of the net proceeds, assuming the sale of, respectively, $5,000,000, $10,000,000, $15,000,000 and $20,000,000 of Common Stock offered for sale in this Offering.

Please see the table below for a summary the Company’s estimated intended use of proceeds from this offering:

	$5 Million Raise	$10 Million Raise	$15 Million Raise	$20 Million Raise
Offering Proceeds (1)
Gross Proceeds	$5,000,000	$10,000,000	$15,000,000	$20,000,000
Offering Expenses (2)	935,000	1,110,000	1,285,000	1,460,000
Total Proceeds Available for Use	4,065,000	8,890,000	13,715,000	18,540,000

Estimated Expenses
Software Development	1,750,000	3,000,000	5,000,000	6,000,000
Sales & Marketing	750,000	2,000,000	3,500,000	5,000,000
General & Administrative	600,000	1,300,000	1,600,000	1,750,000
Capital Expenditures	50,000	150,000	250,000	400,000
Capitalized R&D expense	325,000	1,000,000	1,250,000	1,500,000
Total Expenditures	3,225,000	7,450,000	11,600,000	14,650,000

Working Capital Reserves	590,000	1,333,500	2,115,000	3,890,000

(1)	Does not include the transaction fee of 3.5%, see “Plan of Distribution”.

(2)	Includes fixed fees of $90,000 to cover legal, accounting, and edgarization expenses of the offering in addition to any commissions owed.

The Company reserves the right to change the use of proceeds at management’s discretion.

THE COMPANY’S BUSINESS

Overview

AtomBeam Technologies Inc. was organized in Delaware on August 17, 2017 as Drivewarp, LLC, the name under which it operated until January 29, 2019, when it changed its name and corporate form to a Delaware corporation. AtomBeam is a California-based software company with a sophisticated technology that we believe has the potential to change the way data generated by the “Internet of Things”, or IoT, is transmitted and stored. The Company’s intellectual property is protected by 38 issued and 11 allowed patents.

AtomBeam’s first product, Neurpac, is a software technology that, based on our testing, typically reduces IoT data by an average of 75% compared to the original data for low entropy data. Compression algorithms are generally not effective on IoT data messages, which are typically too small for compression to find repetitions of patterns within a single file, a requisite for compression algorithms to be effective without “batching” multiple IoT data messages together to increase the effective size of the file to be compressed and thus incurring latency by awaiting an accumulation of a sufficient quantity of files sufficient to apply compression. Also, unlike compressed files, Neurpac-encoded (“Compacted”) files are readable, searchable and randomly accessible, and are also more secure due to the deep obfuscation natively provided by Neurpac. We believe that this combination of benefits of Neurpac makes it differentiated from compression algorithms in important ways, and also enables the potential use of Neurpac to benefit certain artificial intelligence (“AI”) applications.

We believe that Neurpac technology’s capabilities may make entire computer networks and systems more efficient and secure by enabling stored, reduced-size data to be searchable and randomly accessible. Achieving system-wide utilization of Neurpac will require many years of development, capital and expertise, but has been recognized as a possibility by AtomBeam’s data scientists, who have demonstrated efficacy of the capability in early-stage proof of concept models. Also, this feature of Neurpac may have possible benefits for artificial intelligence, including large language model AI, such as ChatGPT. For adoption in AI applications, AtomBeam will require the assistance of a large corporate partner, and has begun the process of seeking such a partner to augment the Company’s limited research capabilities, however, there can be no guarantee that the Company will find such corporate partner.

The Company’s second product, Neurcom, is still in development. Neurcom is an AI, neural net based software algorithm that has demonstrated in testing conducted by the University of Missouri, the Company’s partner in development of Neurcom under a United States Air Force contract, the capability to reduce the size of certain sensor-generated images by a factor of more than double that provided by state of the art image compression algorithms. For other images, however, Neurcom has demonstrated significantly less reduction compared to standard compression, and is still undergoing further development efforts to improve and make more consistent its reduction performance. Neurcom’s AI may be applicable to not only image files but also to video and audio files. Neurcom does not replace, but instead enhances the capabilities of video and audio “codecs”, which are standard algorithms used to reduce the size of image, video and audio files.

Products and Technology

AtomBeam is currently focused on two products:

•	Neurpac, currently released as a software as a service product as well as in the Neurpac Software Development Kit (“SDK”) version, and

•	Neurcom, which is currently in development.

Neurpac

We believe that AtomBeam’s Neurpac technology is a significant departure from conventional data reduction, known as data compression. We further believe that Neurpac can dramatically reduce the amount of data that is sent and makes communication faster, and it may also confer other benefits not possible with legacy compression algorithms. Compression is generally ineffective for sending IoT files in real time, since they are typically too small to have many repeated patterns within one file; for AtomBeam, however, file size is virtually irrelevant, with the product achieving similar reduction ratios in both very small and large files. We believe that this makes AtomBeam’s technology a potential broadly used approach to machine-to-machine communication, which primarily involve very small data files.

In addition to reducing the size of data for transmission and storage, Neurpac’s algorithmic structure provides for the potential to change how data is managed throughout a network. Among numerous potential capabilities that are unique to the technology, the Company believes that the five most significant are listed below. Some of these capabilities have not yet been developed, and are still theoretical, and may never be released as a commercial product or feature.

1.

Data reduction and implications for networks. Neurpac reduces the size of small individual datagrams, or messages, that are typical of machine, or IoT data. Because based on our internal testing, the Neurpac executable runtime software is fast, reducing files an average of 75% for low entropy data, and typically requires only microseconds to encode a message, effective data rate for machine data is, on average, increased by 4x. In addition, Neurpac-encoded data streams have shown in testing to be significantly less vulnerable to transmission errors than compressed data.

2.	Potential benefits for AI. Neurpac’s features and fundamental structure make it a potentially significant contributor to the development of AI algorithms. Neurpac may be able to significantly increase the speed and efficiency of AI algorithms because of its combination of very fast runtime execution speed, reduced file sizes and its random access feature. Research by the Company on the potential application of Neurpac to AI is in its early stages, and there can be no assurance that it will be successful, or it will be released as a commercial product or feature.

3.	Searchability and random access. Data that has been encoded using Neurpac is searchable and randomly accessible, unlike most compressed data, and therefore we believe has the potential to significantly improve access to stored data, which could resolve a major issue that concerns many companies and organizations: making the massive amount of stored IoT data useful. Commercialization of such a capability will entail significant time and investment of resources. There can be no assurance that it will be successful, or it will be released as a commercial product or feature.

4.

Security. Neurpac in standard form confers a kind of security that does not, unlike standard encryption, require any additional computing steps, new hardware, added latency or other computational burden. In the same computational step as data is reduced, Neurpac’s process relies on “codebooks” particular to the data source that substitutes representations, or indexes, for patterns in data messages. This substitution of the original message’s content with indexes makes the messages unreadable to anyone who does not have the codebook that was used to encode the message. The security natively provided by Neurpac is not encryption, and no standards organization or governmental certifications have been sought or awarded with respect to Neurpac security. Consequently the Company cannot advertise it as such. A version of Neurpac is under development that may be considered to incorporate encryption, but no assurance can be made that such version will be successfully developed or if developed, that it will prove to be of economic value to the Company.

5.	Intrusion detection potential. The Company has postulated mathematical principles that would allow a user to detect an intrusion of Neurpac-encoded data streams. If the Company were to successfully implement these principles and develop this feature, the Company believes that many potential commercial customers and the U.S. Government may be interested in its adoption. Moreover, since this capability would only be available to users of Neurpac, if it were to be developed it may encourage the wider adoption of Neurpac, especially for customers for whom intrusion detection is of key interest. Many other intrusion detection software products are on the market, but the approach the Company plans to adopt is fundamentally different from existing techniques and may be complementary to other such technologies. There can be no assurance that the development of intrusion detection will be successful, or that it will be released as a commercial product or feature.

Neurcom

AtomBeam’s second product in development, Neurcom, uses a unique artificial intelligence software to reduce the size of images that are generated by modern sensors, like light detection and ranging, or LiDAR, which builds images using lasers and is used in many autonomous vehicles, as well as synthetic aperture radar images generated by satellites and aircraft and other sensor-generated images. These are big files, and Neurcom has been shown in early testing to improve the performance of compression in testing performed in conjunction with the U.S. Air Force Research Laboratory. The core of Neurcom’s intellectual property is its artificial intelligence software, which has been demonstrated to be applicable not only to specialized sensor image files, but is believed also to be applicable to other “lossy” compression algorithms to improve their performance, such as electro-optical images and audio files. Early research and testing have demonstrated that the technology may apply to these other use cases, but more work is required to prove its efficacy in a broad range of applications.

Neurcom’s approach to data reduction is “lossy”, and therefore does not apply to the data types for which Neurpac, which is “lossless”, is appropriate, such as telemetry, geolocation, control data and other data for which no loss of fidelity is acceptable. Compression algorithms used for images, video and audio files for most uses are necessarily lossy, since the original, uncompressed files cannot be reduced sufficiently by “lossless” data reduction for such applications as consumer video and audio and most commercial uses, and the lossy compression is designed to retain only the data that is perceptible to human consumers of images and audio. Lossy compression algorithms first eliminate most, usually over 90%, of the video or audio file with various techniques prior to compressing the remainder. Neurcom adds another layer to this process based on its patent pending artificial intelligence algorithm that processes the file before it reaches the lossy compression, reducing the amount of data that needs to be compressed, resulting in a file that is smaller than what would be achievable without Neurcom’s pre-processing.

Complementary Applications of Neurpac and Neurcom

Many data streams from IoT devices consist simply of telemetry, geolocation and other data for which the entire file must be reproduced, for which the use of Neurpac may be effective. In many instances, however, machine data streams that include data that is appropriate for Neurpac also incorporate images, video, or audio, for which lossy compression is appropriate. Consequently, in many instances, we believe that the combination of Neurpac and Neurcom may add significant effective bandwidth to a data stream of mixed data types. Many companies and governments devote significant resources to increasing available bandwidth, through improving hardware, eliminating bottlenecks with software, and other means that are generally more costly than Neurpac and Neurcom are likely to be. Consequently, if the Company is successful in building and fielding a product that combines Neurpac and Neurcom, Management believes that such a product would be in demand by many users.

Platforms

AtomBeam offers its customers its Neurpac software in two formats:

•	Software as a Service, or SaaS, to which a user “subscribes” their devices to a cloud-based service
•	an SDK, which includes a copy of Neurpac software, manuals, testing software, and other components used by customers for in-depth testing and integration into their solution. This is a useful solution for situations in which the customer is a company that makes hardware products in which Neurpac can be added to the “software stack” of the hardware device.

Further, in the longer term, the Company intends for this product to be integrated onto semiconductors.

In the Company’s view, for its products to be widely used, they must be made to be invisible to the end user, and also very simple for an engineer to incorporate AtomBeam software in a product to be sold to an end user. The first step the Company has undertaken to make its products easily incorporated in devices, operating invisibly to end users, with maintenance and updating all in the background is its SaaS offering. To this end, the Company’s close partnership with Viasat has enabled the Company to undertake the deep integration into the Amazon Webs Services (“AWS”) cloud that is required to make Neurpac, and later potentially Neurcom, available to makers of devices as the Company’s cloud-based SaaS. The Company’s SaaS product was only released in its first version in April 2024, and it is too early to determine its commercial viability.

Incorporation of its products in semiconductors is a key long term goal of the Company. The Company has performed early work related to the effort for Neurpac under an Air Force contract and has submitted a proposal to the U.S. Space Force in order to seek funding to continue this work. The Company believes that integrating its products on semiconductors will be the way the Company’s technologies could be adopted at the greatest scale. Integration of Neurpac and Neurcom on chips makes possible their inclusion on logic boards, which simplifies their incorporation in devices and enables rapid, low cost, widespread adoption, and such devices, moreover, could communicate with the AtomBeam SaaS. There can be no assurance that incorporation of the Company’s products in semiconductors will be successful, or released as a commercial product, and if released, that such semiconductors will be commercially successful.

Other Developments

As a software company, we anticipate that we will continue to evolve, and our product innovation policy includes continuing to innovate and develop our current two products as well as to opportunistically take advantage of discoveries during the development of those products. For instance, on working on Neurpac’s core capabilities, we noticed the potential for a variation on generative AI large language models, such as OpenAI’s ChatGPT and Anthropic’s Claude. Our variation, which we describe as a lightweight codeword model (“LCM”) would be built for, and trained on, data-as-codewords, and therefore could potentially be trained on any data type, including mixed data types such as time series data. This codewords-only training model means that our model may be data-type-agnostic and could potentially be trained on large collections of Neurpac-encoded data directly, which may not be possible for other models used in generative AI that expect specific data types.

It is important to emphasize that the LCM is an exploratory research project at this stage of its development, and it may never become a product or component of a product that ultimately has significant value. As of mid-June 2024, approximately two months of effort has been expended on development and early patenting of the LCM, with the result that one early prototype has been coded and three patent applications have been filed related to the potential LCM technology at an estimated approximate total cost of $200,000. Development of robust, reliable generative AI models is highly challenging and requires specialized expertise that may not be available to the Company. The Company believes that the LCM will require significant early investment, which it estimates will be approximately $2.5 million for its initial stage. The Company believes that could take approximately one year to complete this initial stage, which would primarily consist of prototype development and patenting costs to achieve a level of maturity sufficient to demonstrate the LCM to prospective development partners. Currently the Company intends to spend approximately 10% of the funds allocated to “Software Development” in the “Use of Proceeds” section above on this development. The Company believes that until it gets the initial stage underway, it is too early to make assessments on this product on how much additional resources it will need to dedicate or whether it is worthwhile to continue this development at all. This project is still at an early stage would be subject to all the risks in developing a new technology including those described in “Risk Factors” and specifically, “Risk Factors – Developing new products and technologies entails significant risks and uncertainties.”

Our Customers

The Company markets its product to manufacturers and end-users of IoT devices, including for use in cars, heavy machinery, factories, wearables, smart buildings, and much else, with significant engagement with several large corporations and the U.S. Government, including the U.S. Department of Defense. The Company has yet to receive revenue from its Neurpac SaaS product but plans to derive its commercial revenue from one-time payments and annual license and maintenance fees based on the number of connected devices and the amount of data processed. The Company will also seek to license resellers such as cloud service providers, including Amazon Web Services, who are working with the Company to build AtomBeam’s Neurpac into their cloud offerings and to offer the combination service to their customers, remitting SaaS fees to AtomBeam. There can be no assurance that the Company’s relationships with current and prospective customers or partners will result in revenue to the Company.

The Company is currently in the early revenue stage of development and is currently performing under two Phase II contracts with the U.S. Department of Defense (the “DoD”), each for $1.2 million. The Company’s customers consist of two branches of the DoD, the U.S. Air Force and the U.S. Space Force. In addition, the Company has submitted proposals to other Federal agencies and is actively working with members of different branches of the DoD to gain further traction in defense, as well as with large defense contractors.

Our Partners

AtomBeam has entered into partnership relationships with several companies including:  Viasat, Nvidia, Intel, and HPE. The partnership relationship varies between companies and can include the following: inclusion on a preferred vendor list, invitations to participate in certain forums; listing on the other company's website, and introductions and networking opportunities. At this point, we are using the partnership relationship to expand the knowledge regarding our product and opening up networking opportunities. Currently, none of these relationships involve the purchase or sale of our current and future products.

Industry and Competition

The Company's software primarily impacts IoT connectivity, which is estimated to be a $300 billion market in 2021 and expected to grow to $650 billion in 2026, a 16.7% CAGR, according to Markets and Markets. For its data reduction capability, AtomBeam’s primary competition is increased IoT network capacity, such as the expansion of cellular networks, launching more satellites, and upgrades of private IoT systems. For increased data speed, competition could be construed as edge computing solutions such as those sold by MobiledgeX, Mutable, Edge Gravity, Ori, and others. AtomBeam also provides enhanced IoT security; there are many IoT encryption and security monitoring companies, such as Armis, Claroty, Forescout, NAGRA, and Palo Alto Networks.

Employees

The Company currently has 30 full-time employees (including consultants).

Regulation

We are and may become subject to a variety of laws and regulations in the United States and abroad that involve matters central to our business and future business plans, many of which are still evolving and being tested in courts, and could be interpreted in ways that could harm our business. These laws and regulations involve matters including technology, software, privacy, data use, data protection and personal information, biometrics, encryption, rights of publicity, content, integrity, intellectual property, advertising, marketing, distribution, data security, data retention and deletion, data localization and storage, data disclosure, artificial intelligence and machine learning, electronic contracts and other communications, competition, protection of minors, consumer protection, civil rights, accessibility, telecommunications, product liability, e-commerce, taxation, economic or other trade controls including sanctions, anti-corruption and political law compliance, securities law compliance, and online payment services. Foreign data protection, privacy, content, competition, consumer protection, and other laws and regulations can impose different obligations, or penalties or fines for non-compliance, or be more restrictive than those in the United States.

These U.S. federal, state, and foreign laws and regulations, which in some cases can be enforced by private parties in addition to government entities, are constantly evolving and can be subject to significant change. As a result, the application, interpretation, and enforcement of these laws and regulations are often uncertain, particularly in the new and rapidly evolving industry in which we operate and intend to operate, and may be interpreted and applied inconsistently from jurisdiction to jurisdiction and inconsistently with our current policies and practices. We are also subject to evolving laws and regulations that dictate whether, how, and under what circumstances we can transfer, process and/or receive certain data that is and/or will be critical to our operations, including data shared between countries or regions in which we currently and/or in the future operate and data shared among our products and services. If we are unable to transfer data between and among countries and regions in which we operate, or if we are restricted from sharing data among our products and services, it could affect our ability to provide our services.

In compliance with industry-specific regulations relevant to the provision of Software as a Service (SaaS) solutions, our company follows applicable laws and standards, including the Health Insurance Portability and Accountability Act (HIPAA) for healthcare services, the Gramm-Leach-Bliley Act (GLBA) for financial services, and the Family Educational Rights and Privacy Act (FERPA) for educational software. These efforts are aimed at ensuring the confidentiality and security of sensitive information across our varied service offerings. Our approach to compliance is designed to be responsive to the evolving nature of legal requirements in our industry sectors.

Intellectual Property

The Company has 38 issued, 11 allowed patents and has filed an additional 57 pending patents. The Company's patent portfolio relates to both proposed uses of the technology as well as mathematical and architectural approaches that further optimize the Company's software. Potential uses include applications unrelated to IoT, including its use in data centers. Patent filings related to optimization include the application of highly complex mathematical techniques and approaches that are expected to have the effect of increasing execution speed, improving security, and further improving compaction ratios. The most recent patent filings of the Company are primarily concerned with its second product, Neurcom, which still under development and for which research continues to provide insights relevant to patenting opportunities.

Litigation

The Company is not involved in any litigation, and its management is not aware of any pending or threatened legal actions relating to its intellectual property, conduct of its business activities, or otherwise.

THE COMPANY’S PROPERTY

The Company leases office space in Moraga, California. The lease term is month to month. Rent expense was $24,000, $24,000 and $22,000 as of December 31, 2023, 2022, and 2021, respectively.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of the financial statements and financial condition of AtomBeam and results of its operations together with its financial statements and related notes appearing at the end of this Offering Circular. This discussion contains forward-looking statements reflecting the Company’s current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the section entitled “Risk Factors” and elsewhere in this Offering Circular.

Overview

AtomBeam Technologies Inc. is a California-based software company with a sophisticated technology that has the potential to change the way machine/IoT data is transmitted and stored. The Company began receiving revenues in was awarded its first U.S. Government contract in 2021. AtomBeam received revenues from U.S. Government contracts and was awarded additional U.S. Government contracts in 2022. The Company focused on engineering its software to be simple to install and use, including automating tasks otherwise performed manually. Other engineering work included the development of key features demanded by prospects and by the U.S. Department of Defense.

The Company currently receives revenue from its two current contracts, one with the U.S. Air Force for the development of Neurcom, and a contract with the Space Development Agency, a unit of the U.S. Space Force, for the development of Neurpac. Both contracts contain provisions in which the Company expects to receive a total of approximately $1.2 million over a period not to exceed 21 months. Each of the contracts contains provisions that provide for payments of $50,000 to $250,000 based on the achievement of milestones.

The operating expenses for the Company consist of (i) research and development, (ii) sales and marketing and (iii) general and administrative. General and administrative costs include the costs related to complete filings of patents to protect its intellectual property. The Company emphasizes its commitment to patenting its ideas, which currently total 35 issued, nine allowed and 44 pending patents, because it believes an extensive portfolio of patents forms a valuable moat against competitors and makes the Company more attractive to a potential acquirer. The Company intends to continue devoting a significant part of its resources to continue building its patent position.

Results of Operations

Fiscal Year Ended December 31, 2023 and December 31, 2022

For the year ended December 31, 2023, the Company generated $612,563 in revenues compared to $125,000 for the year ended December 31, 2022. The increase in revenues were due to the progress billings on the U.S. Air Force contract mentioned above.

For year ended December 31, 2023 and December 31, 2022 operating expenses were $3,074,257, and $1,461,060 respectively, an increase of $1,613,197. The increase in expenses was due to:

•	An approximately $1,185,000 increase in selling, general and administrative expenses related to [increased spending on salaries and consulting.
•	An approximately $428,000 increase in marketing and advertising expenses related to increased spending on promotions and website related activities.

For the fiscal years ended December 31, 2023 and December 31, 2022, the Company had interest expense of $2,341 and $144,003, respectively. The decrease in interest expense was due to a decrease in debt resulting from conversion of notes payable to equity.

In addition the Company had a depreciation expense of $4,968 and $2,574 for the fiscal years ended December 31, 2023 and December 31, 2022, respectively.

The increase in costs is primarily attributable to increased spending on salaries and consulting as a result of headcount additions and increased spending in support of go-to-market efforts and fundraising.

As a result of the foregoing, the Company generated a net loss of $2,469,003, for the year ended December 31, 2023 compared with a net loss of $1,482,637 for the year ended December 31, 2022.

Liquidity and Capital Resources

As of December 31, 2023, the Company’s cash on hand was $2,217,114, generated primarily from financing activities including the issuance of convertible notes and shares to investors in the Company’s Regulation CF offering. The Company requires the continued infusion of new capital to continue business operations. The Company has recorded losses since inception. As of December 31, 2023, the Company had an accumulated deficit of $8,122,409.

The Company’s current capital resources come from fundraising activities, specifically, as of January 1, 2024, the Company has completed the following capital raising activity:

AtomBeam has raised approximately $8.517 million under Regulation Crowdfunding on the StartEngine platform in three capital raises, including one that closed on December 28, 2023. AtomBeam has raised an additional $3.587 million in private placements of convertible notes (of which $1.729 million remains unconverted), $450,000 in straight long-term debt and $401,219 in equity under the registration exclusion of Section 4(a)(2) of the Securities Act of 1933 as convertible notes.

These capital resources have made cash available to the Company for research and development and general operating purposes.

The Company plans to continue to try to raise additional capital through crowdfunding offerings, equity issuances, or any other method available to the Company. Absent additional capital, the Company may be forced to significantly reduce expenses and could become insolvent. The Company estimates that if it raised the maximum amount sought in this offering, it could continue its current rate of operations for approximately 18 months without raising additional capital.

As of December 31, 2023, the Company has 12,069,854 shares of its single class of common stock issued and outstanding. Additionally, and also as of December 31, 2023, the Company has issued options, warrants and restricted stock units of the common stock in the amounts of 630,000, 420,068 and 2,489,676, respectively.

Indebtedness

Convertible Notes

As of December 31, 2023, the Company had raised $6,043,755 in convertible notes payable and had accrued $74,370 of interest related to the convertible notes. A total of $3,532,057 of the total amount were issued under the registration exclusion of Section 4(a)(2) of the Securities Act of 1933, and the remaining $2,456,698 were issued through the StartEngine crowdfunding platform. Some of the convertible notes have been issued to related parties.

Plan of Operations

Over the next six months, the focus of the Company is:

•	sale and refinement of the Neurpac SaaS product for commercial users, and

•	focus our marketing efforts expand the number and size of AtomBeam’s contracts with the U.S. Government.

The Company intends to focus its marketing efforts with satellite distributors and providers of devices and services for other highly constrained bandwidth end users, as well as the U.S. Government, including the DoD and other Federal agencies.

In the year that follows the six-month period currently underway, the Company plans to:

•	expand its cloud/SaaS offering to incorporate Neurcom, and

•	with funding from the Air Force, instantiate Neurpac in field programmable gate arrays (“FPGAs”) and/or microcontrollers, augmented potentially with graphics processing units (“GPUs”) for Neurcom. Microcontrollers and FPGAs are chips designed to govern a specific computing operation in a system, and would in this case be used to apply Neurpac or Neurcom encoding and decoding to data files.

•	With a hardware partner, design for sale, and commence sales, of a simple, low-cost computer that would function as an encoding device for Neurpac and later Neurcom in order to simplify deployment of the Company’s technologies and connection to its SaaS products, when released.

Neurcom is in development under a Phase II contract with the USAF and is expected to be released commercially in late 2024, both as software and as a SaaS product. There can be no assurance, however, that Neurcom will be released commercially, or that the technology will result in revenue to the Company.

All of these efforts, and refinement of the products, will be driven by the requirements of customers, both government and commercial. For both these efforts the Company has hired additional staff including those with backgrounds in the Department of Defense and with satellite companies.

In addition, to the extent we have funds available, we will begin the exploratory phase of our lightweight codeword model (LCM) described in “Other Developments” under the description of our business above.

Going Concern

AtomBeam is not yet profitable, which means that we rely upon funds from investors (along with any profits we make from our business) to pay for our operations. This is common for most startups, and the reason startups like AtomBeam raise money. Over time we aim to grow our revenue and manage our spending to become profitable, but until that happens our ability to stay in business is reliant upon our ability to raise money from investors.

As described in the notes our financial statements, the accompanying financial statements have been prepared on a “going concern” basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  The Company has no profit since inception It has generated a net loss of $2,469,003 and $1,482,637 as and December 31, 2023 and December 31, 2022, respectively. The Company expects near-term revenue from various projects, however, the Company’s ability to continue as a going concern for the next twelve months is dependent upon its plan to raise more capital from investors. No assurance can be given that the Company will be successful in these efforts. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period of time without raising additional funding.

The purpose of this “Going Concern” statements is to alert investors to the fact that the Company does not have enough cash on hand to fund operations for the next 12 months. As such, the Company’s ability to stay in business (i.e., remain a “going concern”) relies on our ability to raise more money from investors.

Trend Information

AtomBeam is a participant in a highly competitive industry, software technology. The Company’s products are differentiated from standard, open source compression products, but users must be convinced that Neurpac and Neurcom will offer them sufficient incremental benefits for them to adopt our technologies. Moreover, to be effective, the Company’s technologies must be deeply embedded in the hardware and software of end user devices and networks, which make the Company’s sales efforts more challenging compared to products that can be simply downloaded and installed as applications, such as cellular phone “apps”. For instance, the Company released the SaaS version of its Neurpac product in Q2 2024 and is still working on gaining commercial customers. The Company relies upon the widely accepted view that, as greater amounts of data are generated, greater network capacity will commensurately be required, and the current array of options available to users of compression algorithms will be insufficient to satisfy the requirements of a significant number of these users. Such users, the Company believes, will be sufficiently interested in the potential value of the Company’s technologies to address their needs that early commercial adopters will be onboarded and opportunities for expansion may follow.

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

The following table sets out the Company’s officers  and directors as of July 8, 2024. All of the officers and directors work with the Company on a full-time basis except as indicated below.

Name	Position	Age	Term of Office (if indefinite, give date appointed)	Approximate hours per week (if part-time)/full-time

Executive Officers:
Charles Christopher Yeomans	Chairman, President & CEO	68	Appointed 9/01/2017	Full-time
Rajiv Bhagat	CFO	62	Appointed 2/12/2024	10 hours
Joshua Cooper	Chief Scientific Officer	45	Appointed 4/14/2022	10 hours
Chuba Udokwu	Chief Operating Officer	69	Appointed 2/12/2024	Full-time
Kirk Byles	Chief Revenue Officer		Appointed 2/12/2024	Full-time
Directors:
Charles Christopher Yeomans	Director	68	Appointed 9/01/2017
Courtney Monroe Benham	Director	64	Appointed 4/1/2019
Mojgan Haddad	Director	58	Appointed 4/1/2019
Christian D. Becker	Director	58	Appointed 2/12/2024
Greg Caltabiano	Director	63	Appointed 2/12/2024
Chuba Udokwu	Director	69	Appointed 2/12/2024

Charles Yeomans, Chairman, President & CEO, and Director

Charles Yeomans serves as AtomBeam’s Chairman, President and Chief Executive Officer and has been in this position since 2017. He has over 30 years of experience in both executive management and investment banking. He has been the CEO or COO of three companies, including 2 startups and a $50 million revenue company with 250 employees. He has also been the architect of the founding of several successful companies in the 1990s, including two of the nation’s largest insurance brokerages. Mr. Yeomans was also an investment banker at Drexel Burnham Lambert and an intelligence officer in the U.S. Navy. He received an AB degree from Kenyon College and an MBA from Stanford University.

Rajiv Bhagat, Chief Financial Officer

Rajiv Bhagat serves as AtomBeam’s Chief Financial Officer. Mr. Bhagat has over 30 years of progressive experience in financial management in a wide range of industries, including technology, manufacturing and professional services. His background includes controllership, treasury, fundraising, mergers & acquisitions and financial planning & analysis (FP&A). He has particular experience in the management and development of Software as a Service (“SaaS”) and early-stage software companies. Between 2021 and 2023, Mr. Bhagat served as Senior Vice President of Finance and later as a Consultant at Ushur, Inc., where he steered this venture-backed SaaS company through its Series C funding. From 2016 to 2021, he was VP of Finance at rfXcel Corporation, another venture-led SaaS company, where he established the necessary infrastructure for its growth, led the company’s Series B funding and was instrumental in its acquisition by Antares Vision S.p.A. He received a B.S. from the University of California, Berkeley and an MBA from the University of Chicago Booth School of Business.

Chuba Udokwu, Chief Operating Officer and Director

Chuba Udokwu serves as AtomBeam’s Chief Operating Officer. Mr. Udokwu is a seasoned business and technology executive with a proven track record of business and technical management. He has worked at both startup companies and larger established companies and has therefore developed a unique perspective and experiences. From 2018 to 2024, Mr. Udokwu served as the Managing Partner of Equitastech, LLC, a consulting firm focused on the technology and communications industries. Prior to Equitastech, LLC, he served as a Senior Vice President of Engineering at Overture Networks, a Vice President at Alcatel-Lucent, a Vice President at Sonus Networks, and a Vice President at Bell Labs. Mr. Udokwu received a B.S. from Columbia University and an M.S., Operations Research, from Columbia University.

Kirk Byles, Chief Revenue Officer

Kirk Byles serves as AtomBeam’s Chief Revenue Officer. Mr. Byles is a highly experienced executive with over 25 years of experience in sales and management. From 2018 to 2023, Mr. Byles was the CEO of FreeWave Technologies, where he successfully pivoted a 25-year-old company from an OEM of Narrowband Radios to a SaaS based business focused on the Industrial IoT markets and standards-based communications products. Prior to FreeWave Technologies, he served as a Senior Vice President at Rajant Corporation, a Vice President at Firetide, a Vice President at Relevant Security Corporation, and a Vice President at E-Band Communications Corporation. Mr. Byles received a BFA from Johnson State College, and an MFA from Norwich University (Vermont College of Fine Arts).

Joshua Cooper, Chief Scientific Officer

Dr. Joshua Cooper serves as AtomBeam’s Chief Scientific Officer and has worked with AtomBeam for approximately 6 years. He has been a Professor at the University of South Carolina since 2006, and specializes in Discrete Mathematics, Combinatorial Algorithms, and Machine Learning. He has over 25 years of experience in a variety of industry roles. In addition to helping dozens of companies design and implement technological solutions informed by modern Data Science, he has led R&D efforts in multiple sectors, including digital signal processing, social media marketing, medical devices, and financial reporting. Dr. Cooper received a B.S., Mathematics and Linguistics from the Massachusetts Institute of Technology, and a PhD in Mathematics (Extremal Combinatorics) from the University of California, San Diego.

Christian Becker, Director

Rear Admiral Christian “Boris” Becker is a member of the Board of Directors of AtomBeam. Rear Admiral Becker has over 30 years of military and government service. He is a retired two-star Rear Admiral, and former Commander of the Naval Information Warfare Systems Command, an 11,000-headcount command responsible for acquisition and development of communications and intelligence technology for the U.S. Navy. From 1987 until 2020, Rear Admiral Becker worked for the U.S. Navy in various operational and leadership positions. From 2021 to 2022, he was President of Terran Orbital. From 2020 to present, he was President of Silvergate Consulting, LLC. From 2023 to present, he was a Senior Partner of Elara Nova. From 2023 to present, he was President of OneLight Sensing. Rear Admiral Becker received a B.S., Electrical and Electronics Engineering, from Boston University, an M.S. from The George Washington University, and he completed the Executive Fellows program at Harvard University's Kennedy School of Government. He was commissioned from the Naval Reserve Officers Training Corps program.

Courtney Benham, Director

Courtney Benham is a member of the Board of Directors of AtomBeam. He has over 30 years of experience as an entrepreneur. After college, he pursued a career for several years on the professional tennis circuit. By the time his tennis career had ended, his father had added winemaking to his agricultural interests and Courtney went to work for his father’s label, Lost Hill. After years in the custom-crush winemaking business, he created Blackstone, his first major label. Courtney built Blackstone into a category leader in under a decade, then sold the brand in order to pursue a new acquisition, Martin Ray. From 1992 to present, he has been the owner of Martin Ray Winery. He received a B.A. from the University of California, Berkeley.

Greg Caltabiano, Director

Greg Caltabiano is a member of the Board of Directors of AtomBeam. He is a highly experienced CEO and investor in IoT, AI, network and cloud-based infrastructure companies. From 2019 to present, he was an Operating Partner at HGGC, a private equity fund. He is also a partner of venture capital firm Translational Partners. He has extensive international experience in managing geographically dispersed teams, including multi-year in- country assignments in Japan, Hong Kong/China, Israel, and France. He is skilled in creating and executing growth strategies for venture backed and public companies, and has a successful track record on both sides of M&A transactions. Mr. Caltabiano was the President and CEO of ACCO, the President and CEO of Teknovus, and the President and COO of SOMA Networks Mr. Caltabiano received a B.S., Electrical Engineering, from Princeton University and an MBA from Stanford University.

Mojgan Haddad, Director

Mojgan Haddad is a member of the Board of Directors of AtomBeam. Ms. Haddad has 24 years of software engineering and operating experience in the bioinformatics and biomedical industries. From 2021 to present, Ms. Haddad was a Vice President of Engineering at Dotmatics. From 2020 to 2021, she was a Senior Director Software Engineering at Corin Group. From 2015 to 2020, Ms. Haddad worked at Talis Biomedical Corporation. She received a Masters Degree in Computer Science and Artificial Intelligence from Technische Universitat Wien, and a PhD in Computer Science from Technische Universitat Wien. She also completed a Post-Doc in Computational & Mathematical Biology at University of California, San Francisco.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

For the fiscal year ended December 31, 2023, we compensated our three highest paid executive officers as follows:

Name	Capacities in which compensation was received	Cash compensation ($)	Other compensation ($)	Total compensation ($)
Charles Yeomans	CEO	$120,000	$15,000	$135,000
Joshua Cooper	Chief Scientific Officer	$24,364	$0	$24,364
Chuba Udokwu	Chief Operating Officer	$45,000	$0	$45,000

For the fiscal year ended December 31, 2023, we paid our directors as a group $0 for services rendered in their capacity as directors. There were three directors in this group.

Beginning in 2024, the number of directors has been increased to six. Directors will each be granted 50,000 RSUs, subject to standard vesting over 24 months and a liquidity event.

Beginning in 2024, Mr. Yeomans’ cash compensation will consist of an annual base salary of $240,000 and a targeted bonus of $240,000.

Dr. Cooper is paid at a rate of $200 per hour.

Beginning in 2024, Mr. Udokwu's annual cash compensation will be $396,000.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table displays, as of June 20, 2024, the voting  securities beneficially owned by (1) any individual director or officer who beneficially owns more than 10% of any class of our capital stock, (2) all executive officers and directors as a group and (3) any other holder who beneficially owns more than 10% of any class of our capital stock:

Title of Class	Name and address of beneficial owner (1)	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable (2)		Percent of Class (6) (7)
Common Shares	Courtney Benham	1,760,000	1,806,938	(3)	25.90%
Common Shares	Asghar Riahi	2,636,000	313,132	(3)	23.80%
Common Shares	Charles Yeomans	2,440,000	252,239 4,846,040	(3) (5)	61.20%
Common Shares	Mojgan Haddad	2,160,000	313,132	(3)	20.00%
Common Shares	All executive officers and directors as a group	6,976,000	2,372,309 285,000 4,846,040	(3) (4) (5)	98.30%

(1) The address for all beneficial owners is the Company's address, 1036 Country Club Drive, Moraga, CA 94556.
(2) Excludes 1,118,510 Restricted Stock Units owned by Executives and Directors. Restricted Stock Units are not entitled to vote and are only convertible in limited circumstances, see "Securities Being Offered - RSUs".
(3) Shares acquirable through the conversion of convertible notes, see "Interest of Management and Others in Certain Transactions" for additional details.
(4) Shares acquirable through the exercise of options granted under the 2019 Equity Incentive Plan.
(5) The Proxy Shares are the shares of Common Stock sold in prior Regulation Crowdfunding offerings, that Mr. Yeomans as CEO, has voting control over pursuant to the subscription agreement governing that offering.
(6) Based on 12,069,084 shares of Common Stock outstanding.
(7) This calculation is the amount the person owns now, plus the amount that person is entitled to acquire. That amount is then shown as a percentage of the outstanding amount of securities in that class if no other person exercised their rights to acquire those securities. The result is a calculation of the maximum amount that person could ever own based on their current and acquirable ownership, which is why the amounts in this column may not add up to 100% for each class.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

The following companies and persons linked to members of our management are party to related party transactions:

Courtney Benham, a Director of the Company has invested a total of $1,600,200 in the Company through his investment vehicle Wazoo Partners, LLC in the form of equity, convertible notes and debt. The total amount invested through straight promissory notes is $450,000, and the total invested through convertible promissory notes is $800,000. In addition, Wazoo Partners LLC invested $400,200 in equity when the Company was under its former name and corporate form, Drivewarp LLC. Mr. Benham has been granted 540,000 Restricted Stock Units.

Dr. Mojgan Haddad, a Director of the Company and her husband Asghar Riahi, invested through the Ali A. Riahi & Mojgan Haddad Family Trust, which invested a total of $135,000 in convertible notes. Mr. Riahi has been granted 96,000 Restricted Stock Units, and Dr. Haddad has been granted 69,000 Restricted Stock Units.

Charles Yeomans, the Company’s Chairman and CEO, invested through the Charles C. Yeomans And J. Desiree LeClerc Family Trust, invested total of $108,500 in convertible notes. Mr. Yeomans has been granted 236,000 Restricted Stock Units.

Dr. Joshua Cooper, the Company’s Chief Scientific Officer, was granted 250,000 options and 198,510 Restricted Stock Units.

Chuba Udokwu, the Company’s Chief Operating Officer and Director, was granted 50,000 Restricted Stock Units.

Gregory Caltabiano, a Director of the Company, was granted 35,000 options and 25,000 Restricted Stock Units.

The convertible promissory notes held by management were entered into between April 23, 2018 and November 30, 2021. The Company accepted 20 investments totaling $1,043,500 from Wazoo Partners, LLC, controlled by Courtney Benham ($750,000 total principal amount of notes with a valuation cap of $8,000,000 and one $50,000 note with a $25,000,000 valuation cap), the Ali A. Riahi & Mojgan Haddad Family Trust, whose trustees are Asghar Riahi and Mojgan Haddad ($ $135,000 in principal amount with a valuation cap of $8,000,000), and the Charles C. Yeomans And J. Desiree LeClerc Family Trust Dated 2 July 2008 (“Yeomans LeClerc Family Trust”), whose trustees are Charles Yeomans and his wife Jeanne Desiree LeClerc ($108,500 in principal amount with a valuation cap of $8,000,000). These investments were made in exchange for a series of convertible promissory notes. The notes all have a maturity date of November 7, 2024 and bear interest at 5% annually.

The Form of Promissory Note, the 2021 Stock Incentive Plan and Form of Notice of Restricted Unit Award have each been filed as exhibits to the Offering Statement of which this Offering Circular forms a part.

SECURITIES BEING OFFERED

General

The Company is offering up to 2,500,000 shares of Common Stock in this offering. Investors in this offering will be required to sign an irrevocable proxy, which will restrict their ability to vote. The proxy will remain in effect until the Company’s sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act. Investors in our previous offering of Common Stock under Regulation A were also required to grant a proxy on the same terms.

The following description summarizes the most important terms of the Company’s capital stock. This summary does not purport to be complete and is qualified in its entirety by the provisions of the Company’s Amended and Restated Certificate of Incorporation, as amended, Bylaws, copies of which have been filed as exhibits to the Offering Statement of which this Offering Circular is a part. For a complete description of the Company’s capital stock, you should refer to the Amended and Restated Certificate of Incorporation, as amended, Bylaws and to the applicable provisions of Delaware General Corporation Law.

The Company is authorized to issue up to 40,000,000 shares of Common Stock, par value $0.0001 per share. As of June 20, 2024, there are 12,069,854 shares of Common Stock outstanding.

The Company's Securities

Voting Rights

Dividend Rights

Subject to preferences that may be applicable to any then outstanding class of capital stock having prior rights to dividends, if any, holders of the Common Stock shall be entitled to receive, on a pari passu basis, when and as declared by the Board of Directors, out of any assets of the Company legally available therefore, such dividends as may be declared from time to time by the Board of Directors.

Liquidation Rights

Subject to preferences that may be applicable to any then outstanding class of capital stock having prior rights to dividends if any, in the event of the Company’s liquidation, or winding up, whether voluntary or involuntary, subject to the rights of any Preferred Stock that may then be outstanding, the assets of the Company legally available for distribution to stockholders shall be distributed on an equal priority, pro rata basis to the holders of the Common Stock.

Holders of the Common Stock have no conversion, preemptive, subscription or other rights, and there are no redemption or sinking fund provisions applicable to the Company’s shares of Common Stock.

The Proxy

Holders of Common Stock who purchase their shares in this offering will grant the Company a proxy in Section 5 of the Subscription Agreement and agree to allow the Company’s CEO to vote their shares on all matters submitted to a vote of the stockholders, including the election of directors. The proxy will be irrevocable and will remain in effect until the closing of a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933 covering the offer and sale of Common Stock or the effectiveness of a registration statement under the Securities Exchange Act of 1934 covering the Common Stock.

Stock Option Plan

Under the Company's 2019 Stock Incentive Plan 650,000 shares of Common Stock were authorized, and options to purchase 630,000 shares were granted.

Restricted Stock Units (RSU)

As of March 6, 2024, the Company has granted Restricted Stock Units to purchase 2,489,676 shares, and has authorized up to a total of 5,500,000 Restricted Stock Units. The Company’s 2021 Stock Incentive Plan was put in place to be effective December 20, 2021 and set forth the terms under which the Company provides for grants of Restricted Stock Units to its employees, which was the primary means of incentivizing its employees in 2022 and 2023, and is expected to remain the principal means it uses for this purpose. Vesting of the Restricted Stock Units is based on “two-tier” vesting, which includes a time-based tier over a period between two and four years (standard is four years), and a second tier that is based on the Company realizing a liquidity event.

Forum Selection Provisions

The subscription agreement may have the effect of limiting an investor’s ability to bring legal action against the Company and could limit an investor’s ability to obtain a favorable judicial forum for disputes.

The Subscription Agreement that investors will execute in connection with the offering includes a forum selection provision that requires any claims against the Company based on the agreement, including actions arising under the federal securities laws such that Exchange Act and Securities Act claims, be brought in a state or federal court of competent jurisdiction in the State of Delaware, as applicable. Although the Company believes the provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies and in limiting the Company’s litigation costs, to the extent it is enforceable, the forum selection provision may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes and may discourage lawsuits with respect to such claims. The Company has adopted the provision to limit the time and expense incurred by its management to challenge any such claims. As a company with a small management team, this provision allows its officers to not lose a significant amount of time travelling to any particular forum so they may continue to focus on operations of the Company. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Investors will not be deemed to have waived the Company’s compliance with the federal securities laws and the rules and regulations thereunder.

Jury Trial Waiver

The Subscription Agreement that investors will execute in connection with the offering provides that subscribers waive the right to a jury trial of any claim they may have against us arising out of or relating to the Agreement, other than claims arising under federal securities laws. If the Company opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable given the facts and circumstances of that case in accordance with applicable case law. In addition, by agreeing to the provision, subscribers will not be deemed to have waived the Company’s compliance with the federal securities laws and the rules and regulations promulgated thereunder.

ONGOING REPORTING AND SUPPLEMENTS TO THIS OFFERING CIRCULAR

We will be required to make annual and semi-annual filings with the SEC. We will make annual filings on Form 1-K, which will be due by April 29, 2024 and will include audited financial statements for the previous fiscal year. We will make semi-annual filings on Form 1-SA, which will be due by September 28 each year, which will include unaudited financial statements for the six months to June 30. We will also file a Form 1-U to announce important events such as the loss of a senior officer, a change in auditors or certain types of capital-raising. We will be required to keep making these reports unless we file a Form 1-Z to exit the reporting system, which we will only be able to do if we have less than 300 shareholders of record and have filed at least one Form 1-K.

At least every 12 months, we will file a post-qualification amendment to the Offering Statement of which this Offering Circular forms a part, to include the Company’s recent financial statements.

We may supplement the information in this Offering Circular by filing a Supplement with the SEC.

All these filings will be available on the SEC’s EDGAR filing system. You should read all the available information before investing.

PART II

FINANCIAL STATEMENTS

ATOMBEAM TECHNOLOGIES INC.

(a Delaware corporation)

Financial Statements

For the calendar years ended December 31, 2023 and 2022

INDEPENDENT AUDITOR’S REPORT

April 22, 2024

To:	Board of Directors, AtomBeam Technologies, Inc.
Re:	YE 2023 and 2022 Financial Statement Audit

Opinion

We have audited the accompanying consolidated financial statements of AtomBeam Technologies, Inc. (a corporation) (the “Company”), which comprise the balance sheet as of December 31, 2023 and 2022, and the related statements of income, retained earnings, and cash flows for the calendar year periods thus ended, and the related notes to the financial statements.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations, changes in shareholders’ equity and its cash flows for the calendar year periods thus ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

•         Exercise professional judgment and maintain professional skepticism throughout the audit.

•         Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•         Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•         Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•         Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has stated that substantial doubt exists about the Company's ability to continue as a going concern. Management's evaluation of the events and conditions and management's plans regarding these matters are also described in the Notes to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Sincerely,

IndigoSpire CPA Group

IndigoSpire CPA Group, LLC

Aurora, Colorado

April 22, 2024

ATOMBEAM TECHNOLOGIES INC.

BALANCE SHEETS

As of December 31, 2023 and 2022

See Independent Auditor’s Report and Notes to the Financial Statements

ASSETS	2023	2022
Current Assets
Cash and cash equivalents	$2,217,114	$170,126
Total current assets	2,217,114	170,126

Fixed assets, net of accumulated depreciation	21,642	0
Intangible assets	550,387	281,907

Total Assets	$2,789,143	$452,033

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$20,198	$20,198
Other current liabilities	31,525	146,025
Total Current Liabilities	51,723	166,223

Notes payable	483,190	636,590
Convertible note payable, net of issuance costs	1,678,500	3,640,624
Accrued interest payable	74,370	359,710
Government-backed loans payable	36,300	36,300

Total Liabilities	2,324,083	4,839,447

SHAREHOLDERS’ EQUITY

Common Stock	8,587,470	1,265,992
Retained deficit	(8,122,409)	(5,653,406)
Total Shareholders’ Equity	465,061	(4,387,414)

Total Liabilities and Shareholders’ Equity	$2,789,143	$452,033

ATOMBEAM TECHNOLOGIES INC.

STATEMENT OF OPERATIONS

For calendar years ended December 31, 2023 and 2022

See Independent Auditor’s Report and Notes to the Financial Statements

	2023	2022
Revenues, net	$612,563	$125,000

Operating expenses
Marketing and advertising	543,739	116,078
Selling, general and administrative	2,530,518	1,344,982
Total operating expenses	3,074,257	1,461,060

Net Operating Income (Loss)	(2,461,694)	(1,336,060)

Interest (expense)	(2,341)	(144,003)
Depreciation (expense)	(4,968)	(2,574)

Tax provision (benefit)	0	0

Net Income (Loss)	$(2,469,003)	$(1,482,637)

ATOMBEAM TECHNOLOGIES INC.

STATEMENT OF SHAREHOLDERS’ EQUITY

For calendar year ended December 31, 2023 and 2022

See Independent Auditor’s Report and Notes to the Financial Statements

	Common Stock	Retained Deficit	Total Shareholders’ Equity
Balance as of January 1, 2022	$555,196	$(4,170,769)	$(3,615,574)
Issuance of securities, net of offering costs	710,796		790,687
Net loss		(1,482,637)	(1,562,528)
Balance as of December 31, 2022	$1,265,992	$(5,653,406)	$(4,387,414)
Issuance of securities and conversion of convertible notes	7,321,478		7,321,478
Net loss		(2,469,003)	(2,469,003)
Balance as of December 31, 2023	$8,587,470	$(8,122,409)	$465,061

ATOMBEAM TECHNOLOGIES INC.

STATEMENT OF CASH FLOWS

For calendar years ended December 31, 2023 and 2022

See Independent Auditor’s Report and Notes to the Financial Statements

	2023	2022
Operating Activities
Net Income (Loss)	$(2,469,003)	$(1,482,637)
Adjustments to reconcile net income (loss) to net cash provided by operations:
Add depreciation	4,968	2,574
Changes in operating asset and liabilities:
Increase (decrease) in accounts payable	0	(36,702)
Increase (decrease) in other current liabilities	(114,500)	42,000
Increase (decrease) in interest payable	(285,340)	144,004
Net cash used in operating activities	(2,863,875)	(1,330,761)

Investing Activities
Acquisition of fixed assets	(26,610)	0
Acquisition of intangible assets	(268,480)	(80,366)
Net cash used in operating activities	(295,090)	(80,366)

Financing Activities
Proceeds from capital transactions	4,859,353	710,796
Proceeds / (repayment) of notes payable	(153,400)	200,000
Proceeds from convertible note issuance	500,000	336,928
Net change in cash from financing activities	5,205,953	1,247,724

Net change in cash and cash equivalents	2,046,988	(163,402)

Cash and cash equivalents at beginning of period	170,126	333,528
Cash and cash equivalents at end of period	$2,217,114	$170,126

ATOMBEAM TECHNOLOGIES INC.

NOTES TO FINANCIAL STATEMENTS

See Independent Auditor’s Report and Notes to the Financial Statements

For calendar year ending December 31, 2023 and 2022

NOTE 1 – NATURE OF OPERATIONS

ATOMBEAM TECHNOLOGIES INC. (which may be referred to as the “Company”, “we,” “us,” or “our”) was organized in Delaware on August 17, 2017. The Company develops advanced software technology using machine learning to reduce the size of individual internet of things data files.

Since Inception, the Company has primarily relied on securing funding from investors to fund its operations. As of December 31, 2023, the Company produces negative cash flow from operations and may incur additional losses prior to generating positive working capital. These matters raise substantial concern about the Company’s ability to continue as a going concern (see Note 3). During the next twelve months, the Company intends to fund its operations with funding via a securities offering exempt from registration under Regulation A (see Note 8) and the receipt of funds from revenue producing activities, if and when such can be realized.  If the Company cannot continue to secure additional capital, it may cease operations.  These financial statements and related notes thereto do not include any adjustments that might result from these uncertainties.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (“US GAAP”). In the opinion of management, all adjustments considered necessary for the fair presentation of the financial statements for the years presented have been included.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make certain estimates and assumptions that affect the amounts reported in the financial statements and footnotes thereto. Actual results could materially differ from these estimates. It is reasonably possible that changes in estimates will occur in the near term.

Significant estimates inherent in the preparation of the accompanying financial statements include valuation of provision for refunds and chargebacks, equity transactions and contingencies.

Risks and Uncertainties

The Company's business and operations are sensitive to general business and economic conditions in the United States and other countries that the Company operates in. A host of factors beyond the Company's control could cause fluctuations in these conditions. Adverse conditions may include recession, downturn or otherwise, local competition or changes in consumer taste. These adverse conditions could affect the Company's financial condition and the results of its operations.

Concentration of Credit Risk

The Company maintains its cash with a major financial institution located in the United States of America, which it believes to be credit worthy. The Federal Deposit Insurance Corporation insures balances up to $250,000. At times, the Company may maintain balances in excess of the federally insured limits.

Cash and Cash Equivalents

The Company considers short-term, highly liquid investment with original maturities of three months or less at the time of purchase to be cash equivalents. Cash consists of funds held in the Company’s checking account. As of December 31, 2023 and 2022, the Company had $2,217,114 and $170,126 of cash on hand, respectively.

Fixed and Intangible Assets

Property and equipment is recorded at cost. Expenditures for renewals and improvements that significantly add to the productive capacity or extend the useful life of an asset are capitalized. Expenditures for maintenance and repairs are charged to expense. When equipment is retired or sold, the cost and related accumulated depreciation are eliminated from the accounts and the resultant gain or loss is reflected in income.

Depreciation is provided using the straight-line method, based on useful lives of the assets which is four years.

The Company reviews the carrying value of property and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends and prospects, the manner in which the property is used, and the effects of obsolescence, demand, competition, and other economic factors.

As of December 31, 2023 and 2022, the Company had net fixed assets of $21,642 and $0, respectively, and intangible assets of $550,387 and $281,907, respectively.

Fair Value Measurements

Generally accepted accounting principles define fair value as the price that would be received to sell an asset or be paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price) and such principles also establish a fair value hierarchy that prioritizes the inputs used to measure fair value using the following definitions (from highest to lowest priority):

•	Level 1 – Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.
•	Level 2 – Observable inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data by correlation or other means.
•	Level 3 – Prices or valuation techniques requiring inputs that are both significant to the fair value measurement and unobservable.

Income Taxes

Income taxes are provided for the tax effects of transactions reporting in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of receivables, inventory, property and equipment, intangible assets, and accrued expenses for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Any deferred tax items of the Company have been fully valued based on the determination of the Company that the utilization of any deferred tax assets is uncertain.

The Company complies with FASB ASC 740 for accounting for uncertainty in income taxes recognized in a company’s financial statements, which prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. FASB ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s financial statements. The Company believes that its income tax positions would be sustained on audit and does not anticipate any adjustments that would result in a material change to its financial position.

Revenue Recognition

The Company recognizes revenue in accordance with ASC 606 when it has satisfied the performance obligations under an arrangement with the customer reflecting the terms and conditions under which products or services will be provided, the fee is fixed or determinable, and collection of any related receivable is probable. ASC Topic 606, “Revenue from Contracts with Customers” establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers. Revenues are recognized when control of the promised goods or services are transferred to a customer, in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. The Company applies the following five steps in order to determine the appropriate amount of revenue to be recognized as it fulfills its obligations under each of its agreements: 1) identify the contract with a customer; 2) identify the performance obligations in the contract; 3) determine the transaction price; 4) allocate the transaction price to performance obligations in the contract; and 5) recognize revenue as the performance obligation is satisfied.

The Company records service revenue as services are performed using its machine learning technology.

Accounts Receivable

Customers of the Company pay at the time of ordering or purchasing so there are generally no accounts receivable. If the Company ever sells on account, trade receivables due from customers would be uncollateralized customer obligations due under normal trade terms requiring payment within 30 days from the invoice date.

The Company would estimate an allowance for doubtful accounts based upon an evaluation of the current status of receivables, historical experience, and other factors as necessary. It is reasonably possible that the Company’s estimate of the allowance for doubtful accounts will change.

Stock Option Expense

The Company compensates certain employees by granting options to purchase the stock of the Company at a preset price. The Company accounts for the granting of these stock options under US GAAP by approximating the value of the vested shares under a widely accepted valuation methods. The Company did not recognize stock option expense for the years ended December 31, 2023 and 2022.

Advertising

The Company expenses advertising costs as they are incurred.

Recent Accounting Pronouncements

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). This ASU requires a lessee to recognize a right-of-use asset and a lease liability under most operating leases in its balance sheet. The ASU is effective for annual and interim periods beginning after December 15, 2021, including interim periods within those fiscal years. Early adoption is permitted. The Company and each of its listed Series adopted this standard in 2022 and it had no effect on the Company’s consolidated and consolidating financial statements.

Management does not believe that any other recently issued, but not yet effective, accounting standards could have a material effect on the accompanying financial statements. As new accounting pronouncements are issued, the Company and each of its listed Series will adopt those that are applicable under the circumstances.

NOTE 3 – GOING CONCERN

These financial statements are prepared on a going concern basis. The Company began operation in 2017. The Company’s ability to continue may be dependent upon management’s plan to raise additional funds and achieve profitable operations. The financial statements do not include any adjustments that might be necessary if the Company is not able to continue as a going concern.

NOTE 4 – CONVERTIBLE NOTES AND EQUITY

Convertible Notes

As of December 31, 2023 and 2022, the Company had raised $1,678,500 and $3,640,624 in convertible notes payable, respectively. Originally, a total of $1,463,500 of the total amount were issued traditionally, the remaining $2,177,124, net of offering costs were issued through the StartEngine crowdfunding platform. In 2023, the Company converted $2,247,464 of convertible notes and accrued interest into equity. In 2023, the Company raised an additional $500,000 in convertible notes from a single lender.

Common Equity

As of December 31, 2023, the Company has 12,069,854 shares of its single class of common stock issued and outstanding. Additionally, and also as of December 31, 2023, the Company has issued options, warrants and restricted stock units of the common stock in the amounts of 630,000, 420,068 and 2,489,676, respectively.

NOTE 5 – INCOME TAX PROVISION

The Company has filed or will file its corporate income tax return for the periods ended December 31, 2023 and 2022. The income tax returns will remain subject to examination by the Internal Revenue Service under the statute of limitations for a period of three years from the date it is filed. The Company incurred a loss during the period from inception through December 31, 2023 and the deferred tax asset from such losses have been fully valued based on their uncertainty in being used.

NOTE 6 – COMMITMENTS AND CONTINGENCIES

The Company is not currently involved with and does not know of any pending or threatening litigation.

NOTE 7 – RELATED PARTY TRANSACTIONS

The Company has or will provide compensation to the shareholder-employees per the Company’s employment policies.

Additionally, four shareholders and/or directors are both common stockholders as well as holders of convertible notes.

As these transactions are between related parties, there is no guarantee that the terms, pricing and conditions of the transactions are comparable to market rates although some (but not all) of the convertible notes held by related parties were acquired in a public offering parri passu with other convertible note holders.

NOTE 8 – SUBSEQUENT EVENTS

Anticipated Securities Offering

The Company plans to initiate a securities offering in a campaign exempt from registration under Regulation A (the “Regulation A Offering”). The offering is planned to be made through StartEngine Primary, LLC, a registered broker-dealer, and is expected to be completed in 2024.

Management’s Evaluation

Management has evaluated subsequent events through April 22, 2024, the date the financial statements were available to be issued. Based on this evaluation, no additional material events were identified which require adjustment or disclosure in the financial statements.

PART III

INDEX TO EXHIBITS

The documents listed in the Exhibit Index of this report are incorporated by reference or are filed with this report, in each case as indicated below.

1.1	Issuer Agreement with StartEngine Primary*
2.1	Certificate of Incorporation, as amended*
2.2	Certificate of Amendment to Certificate of Incorporation*
2.3	Bylaws*
4.1	Form of Subscription Agreement*
6.1	DoD Agreement I#*
6.2	DoD Agreement II#*
6.3	2021 Employee Stock Option Plan*
6.4	Employment Agreement Charles Yeomans*
6.5	MOU with Imarsat (currently Viasat)*
6.6	Form of Notice of Restricted Stock Unit Award*
6.7	Form of Convertible Note Agreement*
8.1	Escrow Agreement*
11	Audit Consent*
12	Opinion of CrowdCheck*
13	TTW Materials

* Previously filed.

# Portions of this exhibit have been omitted pursuant to the instructions to Item 17 of Form 1-A.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Moraga, State of California, on July 8, 2024.

AtomBeam Technologies, Inc.

By	/s/ Charles Yeomans
Charles Yeomans, Co-Founder, Chairman and Chief Executive Officer of AtomBeam Technologies Inc.
Date: July 8, 2024

This Offering Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Charles Yeomans
Charles Yeomans
Executive Chair of the Board, Chief Executive Officer, Director
Date: July 8, 2024

/s/ Rajiv Bhagat
Rajiv Bhagat Chief Financial Officer and Chief Accounting Officer
Date:July 8, 2024

/s/ Courtney Benham
Courtney Benham
Director
Date: July 8, 2024

/s/ Mojgan Haddad
Mojgan Haddad
Director
Date: July 5, 2024

/s/ Gregory Caltabiano
Gregory Caltabiano
Director
Date: July 8, 2024

/s/ Christian Becker
Christian Becker
Director
Date: July 8, 2024

/s/ Chuba Udokwu
Chuba Udokwu
Director
Date: July 8, 2024